Exhibit 4.18 L I M I T E D L I A B I L I T Y P A R T N E R S H I P
CONFORMED COPY (incorporating amendments made pursuant to a syndication and amendment agreement dated 21 December 2006)

US$9,000,000,000

ACQUISITION facilities agreement

dated 6 DECEMBER 2006

for

CEMEX ESPAÑA, S.A.

as Borrower

citigroup global markets limited

THE ROYAL BANK OF SCOTLAND PLC

AND

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

as Mandated Lead Arrangers and Joint Bookrunners

with

THE ROYAL BANK OF SCOTLAND PLC

acting as Agent

ACQUISITION FACILITIES AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	THE FACILITIES	21

3.	PURPOSE	22

4.	CONDITIONS OF UTILISATION	22

5.	UTILISATION	26

6.	OPTIONAL CURRENCIES	27

7.	REPAYMENT	30

8.	CONVERSION OF FACILITY A	30

9.	PREPAYMENT AND CANCELLATION	32

10.	INTEREST	39

11.	INTEREST PERIODS	40

12.	CHANGES TO THE CALCULATION OF INTEREST	41

13.	FEES	42

14.	TAX GROSS-UP AND INDEMNITIES	44

15.	INCREASED COSTS	47

16.	OTHER INDEMNITIES	49

17.	MITIGATION BY THE LENDERS	51

18.	COSTS AND EXPENSES	51

19.	GUARANTEE AND INDEMNITY	53

20.	REPRESENTATIONS	56

21.	INFORMATION UNDERTAKINGS	60

22.	FINANCIAL COVENANTS	63

23.	GENERAL UNDERTAKINGS	65

24.	EVENTS OF DEFAULT	77

25.	CHANGES TO THE LENDERS	81

26.	CHANGES TO THE OBLIGORS	85

27.	ROLE OF THE AGENT AND THE ARRANGER	89

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	94

29.	SHARING AMONG THE FINANCE PARTIES	94

30.	PAYMENT MECHANICS	96

31.	SET-OFF	98

32.	NOTICES	98

33.	CALCULATIONS AND CERTIFICATES	102

34.	PARTIAL INVALIDITY	103

35.	REMEDIES AND WAIVERS	103

36.	AMENDMENTS AND WAIVERS	103

37.	COUNTERPARTS	104

38.	GOVERNING LAW	105

39.	ENFORCEMENT	105

SCHEDULE 1 The Original Parties	106

Part I	The Obligors	106

Part II	The Original Lenders	107

SCHEDULE 2 Conditions precedent	108

Part I	Conditions Precedent to Initial Utilisation	108

Part II	Conditions Precedent Required to be delivered by an Additional Obligor	111

SCHEDULE 3 Requests	113

Part I	Utilisation Request	113

Part II	Selection Notice	115

Part III Conversion Request	116

SCHEDULE 4 Mandatory Cost Formulae	117

SCHEDULE 5 Form Of Transfer Certificate	120

SCHEDULE 6 Form Of Accession Letter	122

SCHEDULE 7 Form Of Compliance Certificate	123

SCHEDULE 8 Timetables	125

SCHEDULE 9 Form of LMA Confidentiality Undertaking	127

SCHEDULE 10 Existing Security	132

SCHEDULE 11 Existing Notarisations	133

SCHEDULE 12 Material Subsidiaries	134

SCHEDULE 13 Existing Financial Indebtedness	135

THIS FACILITIES AGREEMENT is dated 6 December 2006 and made

BETWEEN:

(1)	CEMEX ESPAÑA, S.A. as referred to in Part I of Schedule 1 (The Obligors) (the “Original Borrower” or the “Company”);
(2)

CITIGROUP GLOBAL MARKETS LIMITED, THE ROYAL BANK OF SCOTLAND PLC and BANCO BILBAO VIZCAYA ARGENTARIA, S.A. as mandated lead arrangers and joint bookrunners (acting whether individually or together the “Arranger”);

(3)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”); and
(4)	THE ROYAL BANK OF SCOTLAND PLC as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Acquisition Utilisation” means a Loan made or to be made for one or more of the purposes set out in paragraphs (a), (b) or (c) of Clause 3.1 (Purpose).

“Acquisition of BidCo Date” means the date on which BidCo first becomes a Subsidiary of the Company.

“Acquisition of Target Date” means the date on which the Target first becomes a Subsidiary of BidCo.

“Additional Cost Rate” has the meaning given to it in paragraph 2 of Schedule 4 (Mandatory Cost Formulae).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 26 (Changes to the Obligors).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market as of 11:00 a.m. on a particular day.

“Announcement” means the announcement dated 27 October 2006 made by Cemex Parent in respect of the Offer.

“Assignment Agreement” means an assignment agreement in the form agreed between the relevant assignor and assignee and approved by the Agent.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Authorised Signatory” means, in relation to any Obligor, any person who is duly authorised and in respect of whom the Agent has received a certificate signed by a director or another Authorised Signatory of such Obligor setting out the name and signature of such person and confirming such person’s authority to act.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 364 days after the date of this Agreement, unless such date is not a Business Day, in which case the last day of the Availability Period shall be the Business Day immediately prior thereto.

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility; and
(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date, other than (in the case of Facility A only) that Lender’s participation in any Facility A Loans (excluding Facility A Term Loans) which are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency” means US Dollars.

“Base Currency Amount” means in relation to a Utilisation, the amount specified in the Utilisation Request delivered by the Company for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement) as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation.

“BidCo” means CEMEX Australia Pty Ltd (ACN 122 401 405), a proprietary limited company incorporated under the laws of Australia and registered in the state of Victoria, being a special purpose vehicle incorporated (indirectly) by Cemex Parent for the purposes of making the Offer.

“BidCo Group” means BidCo and its Subsidiaries from time to time.

“Borrowers” means the Original Borrower and any Additional Borrower unless, in each case, such entity has ceased to be a Borrower in accordance with Clause 26 (Changes to the Obligors) and “Borrower” means any of them.

“Break Costs” means the amount (if any) by which:

(a)

the interest (excluding the applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the day of receipt or recovery if a Business Day and if received or recovered before 2 pm London time on that day (or, if not, on the Business Day following receipt or recovery) and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Madrid and New York, and:

(a)

(in relation to any date for payment or lending or purchase of, or the determination of an interest rate or rate of exchange in relation to, a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or lending or purchase of, or the determination of an interest rate or rate of exchange in relation to, euro) any TARGET Day.

“Capital Lease” means any lease that is capitalised on the balance sheet of the Company prepared in accordance with Spanish GAAP.

“Cemex Parent” means CEMEX, S.A.B. de C.V., a company (sociedad anónima bursátil de capital variable) incorporated in Mexico.

“Cemex UK” means Cemex UK, a Subsidiary of the Company incorporated in England and Wales with company number 05196131 and having its registered office at Cemex House, Coldharbour Lane, Thorpe, Egham, Surrey TW20 8TD.

“Certain Funds Breach” means in respect of the Company and its Subsidiaries from time to time only and not, for the avoidance of doubt, relating to any member of the Target Group

(including any failure to procure its compliance), an outstanding breach of Clause 3.1 (Purpose) arising from the failure of a Borrower or BidCo to apply the proceeds of an Acquisition Utilisation for the purposes (being one of those listed at paragraph (a), (b) or (c) of Clause 3.1 (Purpose)) for which it was advanced, Clauses 23.6 (Negative Pledge) (other than any breach in respect of a judgment lien), 23.8 (Merger) (other than any breach arising from a downgrade in the Rating of the Company), 23.14 (Pari passu ranking) or 23.18 (The Offer).

“Certain Funds Default” means (a) any outstanding Event of Default in respect of the Company and its Subsidiaries from time to time only and not, for the avoidance of doubt, relating to any member of the Target Group (including any failure to procure its compliance) under any of Clauses 24.1 (Non-payment), 24.3 (Other obligations) only in relation to a Certain Funds Breach, 24.4 (Misrepresentation) only in relation to a Certain Funds Representation, 24.6 (Insolvency), 24.7 (Insolvency proceedings), 24.12 (Unlawfulness), 24.13 (Repudiation) or 24.15 (BidCo) or (b) any failure by the Company to comply with the requirements of Clause 4.1 (Initial Conditions Precedent) (other than in respect of paragraphs 4(a) and (b), 5(d) and 6(b) of Part I of Schedule 2 (Conditions Precedent)).

“Certain Funds Representation” means in respect of the Company and its Subsidiaries from time to time only and not, for the avoidance of doubt, relating to any member of the Target Group (including any failure to procure its compliance), any of the representations contained in Clause 20.1 (Status) to Clause 20.4 (Power and authority) (inclusive) and 20.14 (Offer Documents Information) where, in each case, breach would lead to a Material Adverse Effect.

“Certain Funds Period” means the period commencing on the date of this Agreement and ending on the last day of the Availability Period.

“Clean-Up End Date” means the date falling 180 days after the Acquisition of Target Date.

“Clean-Up Period” means the period commencing on the Acquisition of Target Date and ending on the Clean-Up End Date.

“CO2 Emission Rights” means any emission rights or allowance allocated to a member of the Group to emit one tonne of carbon dioxide equivalent (as defined in the Directive) during a specified period which is valid and/or transferable under the Directive and any other type of allowance recognised by the Directive in connection with the Kyoto Protocol on climate change.

“Commitment” means a Facility A Commitment, a Facility B Commitment and/or Facility C Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Conversion Request” means a request in the form set out in Part III of Schedule 3 (Requests).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (Form of LMA Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

“Corporations Act” means the Corporations Act 2001 (Commonwealth of Australia), as amended from time to time.

“Default” means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Directive” means Directive 2003/87/EC of the European Parliament and of the Council of 13 October 2003 establishing a scheme for greenhouse gas emission allowance trading within the European Community (as amended by Directive 2004/101/EC of the European Parliament and of the Council of 27 October 2004 and as further amended from time to time).

“Discharged Rights and Obligations” has the meaning given to such term in Clause 25.5 (Procedure for transfer).

“Domestic Lender” means any Spanish resident credit entity registered in the Special Registries of The Bank of Spain as defined in article 8 of Royal Legislative Decree 4/2004 of 5 March and mentioned in paragraph (c) of Article 59 of Corporate Income Tax Regulations approved by Royal Decree 1777/2004 of 30 July (Real Decreto 1777/2004 de 30 de julio) or a permanent establishment of a non-Spanish resident financial entity as defined in article 13.1.a of Royal Legislative Decree 5/2004 of 5 March and mentioned in the second paragraph of Article 8.1 of Non-Resident Income Tax Regulations approved by Royal Decree 1776/2004 of 30 July (Real Decreto 1776/2004 de 30 julio).

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“EURIBOR” means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or
(b)

(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 24 (Events of Default).

“Existing Target Debt” means the indebtedness for borrowed monies of the Target Group existing at close of business on the Acquisition of Target Date.

“Facility” means any of Facility A, Facility B or Facility C.

“Facility A” means the multicurrency revolving loan facility (with term-out option) made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A Commitment” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility A Term Loan” means a Facility A Loan which has been converted into a term loan pursuant to Clause 8 (Conversion of Facility A).

“Facility B” means the multicurrency term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility B Commitment” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility C” means the multicurrency term loan facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).

“Facility C Commitment” means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility C Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

“Facility Office” means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fee Letter” means each of:

(a)	the fee letter dated 26 October 2006 between, among others, Citigroup Global Markets Limited, The Royal Bank of Scotland plc and the Company;
(b)	the fee letter dated 26 October 2006 between the Agent and the Company; and
(c)	any other letter or agreement between the Arranger (or the Agent) and the Company setting out the level of fees payable in respect of the Facilities.

“Finance Document” means this Agreement, the Mandate and Commitment Letter, any Accession Letter, each Fee Letter, any Selection Notice and any other document designated in writing as a “Finance Document” by the Agent and the Company.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of, and without double counting:

(a)

moneys borrowed (including, but not limited to, any amount raised by acceptance under any acceptance credit facility and receivables sold or discounted on a recourse basis (it being understood that Permitted Securitisations shall be deemed not to be on a recourse basis));

(b)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(c)	the amount of any liability in respect of any lease or hire purchase contract that would, in accordance with Spanish GAAP, be treated as a Capital Lease;
(d)	the deferred purchase price of assets or the deferred payment of services, except trade accounts payable in the ordinary course of business;
(e)	obligations of a person under repurchase agreements for the stock issued by such person or another person;
(f)	obligations of a person with respect to product invoices incurred in connection with exporting financing;
(g)

all Financial Indebtedness of others secured by Security on any asset of a person, regardless of whether such Financial Indebtedness is assumed by such person in an amount equal to the lower of (i) the net book value of such asset and (ii) the amount secured thereby; and

(h)	the amount of any potential liability in respect of guarantees of Financial Indebtedness referred to in paragraphs (a) to (g) above.

“First Term Out Option Termination Date” means the date falling 180 days after the Initial Facility A Termination Date (or if such date is not a Business Day, the next succeeding Business Day).

“First Utilisation Date” means the date on which the first Utilisation is made under this Agreement.

“Fitch” means Fitch Ratings Limited or any successor thereto from time to time.

“Funds Flow Statement” means the funds flow statement prepared by the Company detailing, inter alia, how the Offer is to be funded (being the final version thereof delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent)).

“GAAP” means, in relation to an Obligor, the generally accepted accounting principles applying to it (i) in the country of its incorporation; (ii) in a jurisdiction specified as applicable to it in this Agreement; or (iii) in a jurisdiction agreed to by the Agent which may, in each case, include International Accounting Standards.

“Group” means the Company and each of its Subsidiaries from time to time.

“Group Structure Chart” means the group structure chart prepared by the Company, (assuming the Acquisition of Target Date has occurred), showing Cemex Parent, the Company, BidCo, Target and each Material Subsidiary (and the intended structure of the Group following the Acquisition of BidCo Date) (being the final version thereof delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent)).

“Guarantor Removal Certificate” has the meaning assigned to such term in Clause 26.6 (Removal of Guarantor).

“Guarantors” means any Additional Guarantor other than any Additional Guarantor which has ceased to be a Guarantor pursuant to Clause 26.4 (Resignation of Guarantor) or been removed as a Guarantor pursuant to Clause 26.6 (Removal of Guarantor) and has not subsequently again become an Additional Guarantor pursuant to Clause 26.3 (Additional Guarantors) and “Guarantor” means any of them.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Information Memorandum” means the document which, at the request of the Company and on its behalf, was prepared in relation to the financing of the acquisition of the Target Shares and approved by the Company and distributed by the Arranger prior to the Syndication Date in connection with the syndication of the Facilities.

“Initial Facility A Termination Date” means the date falling 364 days after the date of this Agreement.

“Intellectual Property” means:

(a)

any patents, trade marks, service marks, designs, business names, copyrights, design rights, data-base rights, inventions, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest).

“International Accounting Standards” means the accounting standards approved by the International Accounting Standards Board from time to time.

“Kyoto Protocol” means the Kyoto Protocol to the United Nations Framework Convention on Climate Change adopted by consensus at the Third Session of the Conference of the Parties in December 1997.

“Legal Opinions” means the legal opinions delivered to the Agent pursuant to Clause 4.1 (Initial Conditions Precedent) or in relation to any Additional Obligors.

“Lender” means:

(a)	any Original Lender; and
(b)

any bank, financial institution, trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which, in each case, has become a Party in accordance with Clause 25 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or
(b)

(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means any of a Facility A Loan, a Facility B Loan or a Facility C Loan.

“M&A Advisor” means the mergers and acquisitions and financial advisor(s) to Cemex Parent (or its applicable Subsidiary) in respect of the Offer.

“Majority Lenders” means a Lender or Lenders whose undrawn Commitments and participations in the Loans then outstanding aggregate more than 51 per cent. of all the undrawn Commitments and Loans then outstanding.

“Mandate and Commitment Letter” means the letter entitled “Project Leonardo mandate and commitment letter” dated 26 October 2006 (and the supplemental letter thereto dated 14 November 2006) entered into by the Company in respect of the Facilities (as amended from time to time).

“Mandatory Cost” means the percentage rate per annum calculated in accordance with Schedule 4 (Mandatory Cost Formulae).

“Margin” means:

(a)	subject to paragraphs (c) and (d) below, in relation to any Loan the percentage rate per annum determined pursuant to the table set out below:
Facility	Margin % p.a.
Facility A	0.325
Facility B	0.400
Facility C	0.450
(b)

in relation to any Unpaid Sum the percentage rate per annum specified above applicable to the Facility in relation to which the Unpaid Sum arises, or if such Unpaid Sum does not arise in relation to a particular Facility, the rate per annum specified above applicable to the Facility to which the Agent reasonably determines the Unpaid Sum most closely relates, or if none, the highest rate per annum specified above;

(c)	if at any time after the First Utilisation Date:

(i)	no Default has occurred and is continuing; and
(ii)	the Net Borrowings to Adjusted EBITDA ratio in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin for each Loan under each Facility will (subject, in the case of Facility A, to paragraph (d) below) be the percentage rate per annum set out below opposite that range:

Net Borrowings to Adjusted EBITDA	Margin % p.a.
	Facility A	Facility B	Facility C
Greater than 3.0:1	0.325	0.400	0.450
Less than or equal to 3.0:1 but greater than 2.5:1	0.275	0.325	0.375
Less than or equal to 2.5:1 but greater than 2.0:1	0.225	0.250	0.300
Less than or equal to 2.0:1	0.150	0.200	0.250

However any increase or decrease in the Margin shall take effect on the date (the “reset date”) which is five Business Days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 21.2 (Compliance Certificate) and in the case of a then current Interest Period will apply to the whole of such Interest Period unless any payments of interest have already been made in which case any adjustments to the Margin will apply only from the date of such payment. For the purpose of determining the Margin, the Net Borrowings to Adjusted EBITDA ratio and the Relevant Period shall be determined in accordance with Clause 22.1 (Financial definitions): and

(d)

following the exercise by the Company of the option set out in Clause 8.1 (First Term Out Option), the Margin applicable to any Facility A Term Loan shall be as set out above provided that an additional 0.05 per cent. per annum shall be added thereto, payable from the Initial Facility A Termination Date.

“Material Adverse Effect” means a material adverse effect on:

(a)	with respect to the period prior to the Acquisition of BidCo Date, the business, condition (financial or otherwise) or operations of the Group and BidCo and its Subsidiaries taken as a whole;
(b)	with respect to the period from (and including) the Acquisition of BidCo Date, the business, condition (financial or otherwise) or operations of the Group, taken as a whole;

(c)	the rights or remedies of any Finance Party under the Finance Documents; or
(d)	the ability of any Obligor to perform its payment obligations under the Finance Documents.

“Material Subsidiary” means:

(a)

BidCo (but only until such time as the first Compliance Certificate required to be delivered after the Acquisition of Target Date is delivered, unless thereafter it qualifies pursuant to paragraph (b) below); and

(b)	any Subsidiary of the Company which at any time:
(i)	has total assets representing 5 per cent. or more of the total consolidated assets of the Group; and/or
(ii)	has revenues representing 5 per cent. or more of the consolidated turnover of the Group,

in each case calculated on a consolidated basis provided that notwithstanding the above no member of the Target Group shall be a Material Subsidiary prior to the Clean-Up End Date.

If the Acquisition of BidCo Date has not occurred but BidCo has become a Guarantor, then during the period (the “BidCo Period”) from the date that BidCo becomes a Guarantor until BidCo first becomes a Subsidiary of the Company (if such occurs)), the reference to “any Subsidiary of the Company” in paragraph (b) above shall be deemed to also include a reference to any member of the BidCo Group and during the BidCo Period the references to “the Group” in sub-paragraphs (b)(i) and (b)(ii) shall be deemed to refer to the Group and the BidCo Group taken as a whole.

The Material Subsidiaries (other than BidCo) as at the date of this Agreement are set out in Schedule 12 (Material Subsidiaries) (and compliance with the conditions set out in paragraph (b) shall be determined by reference to such Schedule 12 until delivery of the first Compliance Certificate required to be delivered hereunder).

Following delivery of the first Compliance Certificate required to be delivered hereunder, compliance with the conditions set out in paragraph (b) shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group, but if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the figures contained in the most recent Compliance Certificate and/or the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s auditors as representing an accurate reflection of each of the respective revised total assets and turnover of the Group).

A report by the auditors of the Company that a Subsidiary is a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. “Monthly” shall be construed accordingly.

“Notarisation” has the meaning ascribed to such term in Clause 23.5 (Notarisation).

“New Lender” means a New Lender as specified in a Transfer Certificate.

“NOF” has the meaning ascribed to such term in Clause 23.20 (NOF).

“Obligors” means the Borrowers and the Guarantors and “Obligor” means any of them.

“Offer” means the offer made by BidCo, substantially on the terms set out in the Announcement, to acquire all of the Target Shares (together with the Target ADRs) not already owned by BidCo, as such offer may from time to time be amended, added to, revised, renewed or waived as permitted in accordance with the Clause 23.18 (The Offer).

“Offer Document” means the Bidder’s Statement dated 30 October 2006, which included an offer dated 14 November 2006, delivered to the shareholders of the Target by or on behalf of BidCo in relation to the Offer.

“Offer Documents” means the Offer Document, the Announcement and any other documents despatched to the shareholders of the Target in relation to the Offer by or on behalf of BidCo (a copy of which has been provided to the Agent).

“Optional Currency” means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.5 (Conditions relating to Optional Currencies).

“Original Financial Statements” means:

(a)	in relation to the Company, its audited unconsolidated and consolidated financial statements for its financial year ended 31 December 2005; and
(b)	in relation to any other Obligor, its most recent audited annual financial statements.

“Original Obligor” means the Original Borrower.

“Other Agreed Offer Facilities” means the facilities (other than the Facilities) to be made available (directly or indirectly) to BidCo for the purpose of funding the Offer being made up, as at the date of this Agreement, of the following:

(a)	a US$1,200,000,000 committed acquisition facility for Cemex Parent dated 24 October 2006;
(b)

a US$1,500,000,000 senior bridge facility for New Sunward Holding B.V. dated on or about the date of this Agreement (and/or, to the extent applicable, the “hybrid” securities issued by a subsidiary of New Sunward Holding B.V. in order to refinance the same, in whole or in part);

(c)	certain existing syndicated loan facilities of Cemex Parent; and
(d)	any other financing source available to Cemex Parent or any of its Subsidiaries.

“Outlook” means a rating outlook of the Company with regard to the Company’s economic and/or fundamental business condition, as assigned by a Rating Agency.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Notarisations” has the meaning ascribed to such term in Clause 23.5 (Notarisation).

“Permitted Securitisations” means a sale, transfer or other securitisation of receivables and related assets by the Company or its Subsidiaries, including a sale at a discount, provided that (i) such receivables have been transferred, directly or indirectly, by the originator thereof to a person in a manner that satisfies the requirements for an absolute conveyance under the laws and regulations of the jurisdiction in which such originator is organised, (ii) at the time the securitisation of receivables is put in place the receivables are derecognised from the balance sheet of the Company or its Subsidiary in accordance with the then applicable GAAP; and (iii) except for customary representations, warranties, covenants and indemnities, such sale, transfer or other securitisation is carried out on a non-recourse basis or on a basis where recovery is limited solely to the collection of the relevant receivables.

“Process Agent” means Cemex UK at its registered address (being, as at the date of this Agreement, Cemex House, Coldharbour Lane, Thorpe, Egham, Surrey TW20 8TD) and with fax number (+44) 01932 568933, attn: The Secretary.

“Qualifying Lender” has the meaning given to that term in Clause 14 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or
(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Rating” means at any time the solicited long term credit rating or the senior implied rating of the Company or an issue of securities of or guaranteed by the Company, where the rating is based primarily on the senior unsecured credit risk of the Company and/or, in the case of the senior implied rating, on the characteristics of any particular issue, assigned by a Rating Agency.

“Rating Agency” means Fitch or S&P.

“Reference Banks” means the principal London offices of Citibank International plc, The Royal Bank of Scotland plc, Banco Bilbao Vizcaya Argentaria, S.A. and such other banks as may be appointed by the Agent in consultation with the Company.

“Relevant Interbank Market” means, in relation to euro, the European interbank market, and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction” means in relation to an Obligor:

(a)	its jurisdiction of incorporation; and
(b)	any jurisdiction where it conducts its business.

“Relevant Period” has the meaning given to that term in Clause 22 (Financial Covenants).

“Repeating Representations” means each of the representations set out in Clauses 20.1 (Status) to Clause 20.6 (Governing law and enforcement), Clause 20.9 (No Default), Clause 20.11 (Financial statements), Clause 20.12 (Pari passu ranking), Clause 20.13 (No proceedings pending or threatened) and Clause 20.15 (No winding-up).

“Rollover Loan” means one or more Facility A Loans (other than a Facility A Term Loan):

(a)	made or to be made on the same day that a maturing Facility A Loan is due to be repaid;
(b)	the aggregate amount of which is equal to or less than the maturing Facility A Loan;
(c)	in the same currency as the maturing Facility A Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and
(d)	made or to be made for the purpose of refinancing a maturing Facility A Loan.

“S&P” means Standard & Poors Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto from time to time.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers’ Association Interest Settlement Rate for the relevant currency and period; and
(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Second Term Out Option Termination Date” means the date falling 180 days after the First Term Out Option Termination Date (or if such date is not a Business Day, the next succeeding Business Day).

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Spain” means the Kingdom of Spain.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 11 (Interest Periods) in relation to Facility B or Facility C.

“Spanish Public Document” means any obligation in an Escritura Pública or documento intervenido.

“Specified Time” means a time determined in accordance with Schedule 8 (Timetables).

“Stake” means a number of shares in any Group member held by another Group member the disposal of which would cause the first Group member to cease to be a Subsidiary of the second Group member.

“Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;
(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly (by one or more companies or corporations) by the first mentioned company or corporation; or
(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able (directly or indirectly) to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Syndication Date” means the earlier of:

(a)	the date falling 3 Months after the Unconditional Date; and
(b)	the date on which the Arranger confirms that the primary syndication of the Facilities has been completed.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“Target” means Rinker Group Limited (ABN 53 003 433 118), a public limited company incorporated under the laws of Australia and registered in the state of New South Wales (it being acknowledged that the name of such company may be changed after the date of this Agreement).

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Target ADRs” means the American depository receipts which evidence American depository shares issued by JPMorgan Chase Bank, N.A. in its capacity as the depository of Target’s American depository receipt programme, representing beneficial interests in five ordinary shares in the Target.

“Target Group” means the Target and its Subsidiaries from time to time.

“Target Shares” means all of the issued and outstanding shares of the Target (including those represented by the Target ADRs) and options or warrants in relation to such shares, in each case which are or become the subject of the Offer.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Loan” means any of a Facility A Term Loan, a Facility B Loan or a Facility C Loan.

“Termination Date” means:

(a)	in relation to Facility A, subject to Clause 8 (Conversion of Facility A), the Initial Facility A Termination Date,
(b)	in relation to Facility B, the day which is 36 Months after the date of this Agreement; and
(c)	in relation to Facility C, the day which is 60 Months after the date of this Agreement;

or,

(i)	in the case of paragraph (a), if such day would not be a Business Day, the immediately preceding Business Day; and
(ii)

in the case of paragraphs (b) and (c), if such day would not be a Business Day, the first succeeding Business Day, unless such day would fall into the next month, in which case the immediately preceding Business Day.

“Total Commitments” means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments.

“Total Facility A Commitments” means the aggregate of the Facility A Commitments, being US$3,000,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being US$3,000,000,000 at the date of this Agreement.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments, being US$3,000,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and
(b)	the date on which the Agent executes the Transfer Certificate.

“Unconditional Date” means the date that the Offer is declared unconditional by BidCo.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“U.S.”, “US” or “United States” means the United States of America.

“U.S. Lender” means (i) any bank or other financial institution that is organised under the laws of the United States (but does not include any branch of a bank organised under the laws of the United States where such branch is located outside the United States) or (ii) any agency or branch of a foreign bank located within the United States. A financial institution that is not a bank and is controlled, directly or indirectly, by a person or entity located in or organised under the laws of the United States will be deemed to be a U.S. Lender, unless that financial institution is organised under the laws of a jurisdiction outside the United States and has its principal office (and any different office directly administering any Loans or participations therein) outside the United States. Any proposed Lender or participant that is not a bank will be deemed to be a financial institution for purposes of this definition.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Sixth Council Directive of 17 May 1977 on the harmonization of the laws of the member states of the European Union relating to turnover taxes - Common system of value added tax : uniform basis of assessment

(77/388/EEC) and the relevant implementing legislation in member states of the European Union and any other Tax of a similar nature.

1.2	Construction
(a)	Unless a contrary indication appears a reference in this Agreement to:
(i)

the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	a document in “agreed form” is a document which is initialled by or on behalf of the Company and the Agent or the Arranger;
(iii)	“assets” includes present and future properties, revenues and rights of every description;
(iv)	the “European interbank market” means the interbank market for euro operating in Participating Member States;
(v)

a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated (in each case, however fundamentally);

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(vii)	a “participation” of a Lender in a Loan, means the amount of such Loan which such Lender has made or is to make available and thereafter that part of the Loan which is owed to such Lender;
(viii)

a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(ix)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, with which persons who are subject thereto are accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)

the “winding-up”, “dissolution”, “administration” or “reorganisation” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings (such as, in Spain, suspensión de pagos, quiebra, concurso or any other situación concursal) under the laws and regulations of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, bankruptcy, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(xi)	a provision of law is a reference to that provision as amended or re-enacted without material modification;
(xii)	a time of day is a reference to London time; and
(xiii)	a reference to a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause of, a paragraph of or a schedule to this Agreement.
(b)	Section, Clause and Schedule headings are for ease of reference only.
(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)

A Default (including an Event of Default) is “continuing” if it has not been remedied or waived but, for the avoidance of doubt, no breach of any of the financial covenants set out in Clause 22 (Financial Covenants) shall be capable of being or be deemed to be remedied by virtue of the fact that upon any subsequent testing of such covenants pursuant to Clause 22 (Financial Covenants), there is no breach thereof.

1.3	Currency Symbols and Definitions

“€”, “EUR” and “euro” means the single currency unit of the Participating Member States and “US$”, “$” and “US Dollars” denote lawful currency of the United States of America.

1.4	Third party rights
(a)

Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or enjoy the benefit of any term of any Finance Document.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary any Finance Document at any time.

SECTION 2

THE FACILITIES

2.	THE FACILITIES
2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available:

(a)	a 364 day multicurrency revolving loan facility with the two term-out options described in Clause 8 (Conversion of Facility A) in an aggregate amount equal to the Total Facility A Commitments;
(b)	a three year multicurrency term loan facility in an aggregate amount equal to the Total Facility B Commitments; and
(c)	a five year multicurrency term loan facility in an aggregate amount equal to the Total Facility C Commitments.
2.2	Finance Parties’ rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

Except as otherwise stated in the Finance Documents, the rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.3	Affiliate Facility Offices
(a)	A Lender may designate an Affiliate of that Lender as its Facility Office for the purpose of participating in or making Loans to Borrowers in particular countries.
(b)	An Affiliate of a Lender may be designated for the purposes of paragraph (a):
(i)	by appearing under the name of the Lender in Part II (The Original Lenders) of Schedule 1 and executing this Agreement; or
(ii)	by being referred to in and executing a Transfer Certificate by which the Lender becomes a Party.
(c)

An Affiliate of a Lender referred to in this Clause 2.3 shall not have any Commitment, but shall be entitled to all rights and benefits under the Finance Documents relating to its participation in Loans, and shall have the corresponding duties of a Lender in relation thereto, and is a Party to this Agreement and each other relevant Finance Document for those purposes.

(d)

A Lender which has an Affiliate appearing under its name in Part II (The Original Lenders) of Schedule 1 or, as the case may be, in a Transfer Certificate, will procure, subject to the terms of this Agreement, that the Affiliate participates in Loans to the relevant Borrower(s) in place of that Lender. However, if as a result of the Affiliate’s participation, an Obligor would be obliged to make a payment to the Affiliate under Clause 14 (Tax Gross-up and indemnities) or Clause 15 (Increased costs), then the Affiliate is only entitled to receive payment under those clauses to the same extent as the Lender (designating such Affiliate) would have been if the Lender had not designated such Affiliate for the purposes of paragraph (a) above.

3.	PURPOSE
3.1	Purpose

The Borrower shall (directly or indirectly) apply all amounts borrowed by it under the Facilities towards:

(a)	financing the consideration payable by BidCo for:
(i)	the Target Shares to be acquired under the Offer;
(ii)	the Target ADRs to be acquired under the Offer (in accordance with the applicable United States of America securities laws and regulations); and
(iii)	the Target Shares (if any) acquired under the compulsory acquisition procedures set out in Part 6A.1 of the Corporations Act;
(b)

(if required) financing the consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the Corporations Act or other relevant Australian companies law or in accordance with the constitution of Target or pursuant to any resolution of the board of directors of Target or any relevant pension or employment benefit plan administrators;

(c)

financing the payment of costs, fees, expenses (and Taxes on them) and stamp duty, registration and other similar Taxes incurred by BidCo and any member of the Group in relation to the Offer and/or the Finance Documents (but not, for the avoidance of doubt, including fees payable to the M&A Advisor by Cemex Parent or any of its Subsidiaries in connection with the Offer); and

(d)	(if required or if the Company deems it necessary) financing or refinancing the Existing Target Debt.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION
4.1	Initial Conditions Precedent

The Company may not deliver the first Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) in form and substance satisfactory to the Arranger, acting reasonably. The

Arranger shall notify the Agent, who shall promptly notify the Company and the Lenders, that they are so satisfied.

4.2	Funds Flow Statement and Group Structure Chart

With regard to the Funds Flow Statement and Group Structure Chart required to be received by the Agent pursuant to Clause 4.1 (Initial Conditions Precedent), the Arranger confirms that provided the final forms of such documents:

(a)

are substantially the same as the indicative funds flow statement and group structure chart (the “Indicative Documents”) delivered to the Arranger by the Company on or prior to the date of this Agreement and initialled by the Arranger and the Company (or with such changes as noted thereon); or

(b)	contain no changes to the terms of the Indicative Documents that are materially adverse to the interests of the Finance Parties,

then such Funds Flow Statement and Group Structure Chart shall be in form and substance satisfactory to the Arranger.

4.3	Further Conditions Precedent

Subject to the provisions of Clause 4.4 (Certain Funds), the Lenders will only be obliged to comply with Clause 5.5 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(b)

the Repeating Representations which are or which are deemed to be made or repeated by each Obligor on such date pursuant to Clause 20.21 (Times on which representations are made) are true in all material respects.

4.4	Certain Funds

Notwithstanding any term of the Finance Documents (other than Clause 3.1 (Purpose) and 9.2 (Change of control)), each Finance Party agrees that during the Certain Funds Period, the Finance Parties shall not:

(a)

be entitled to refuse to participate in or make available any Acquisition Utilisation, whether by cancellation, rescission or termination or similar right or remedy (whether under the Finance Documents or under any applicable law) which it may have in relation to an Acquisition Utilisation (including by invoking any conditions set out in Clause 4.1 in respect of compliance with sub-paragraphs 4(a) and (b), 5(d) and 6(b) of Part I of Schedule 2, and Clause 4.3 (Further Conditions Precedent));

(b)

make or enforce any claims they may have under the Finance Documents if the effect of such claim or enforcement would be to prevent or limit the making of any Acquisition Utilisation during the Certain Funds Period;

(c)	otherwise exercise any right of set-off or counterclaim or similar right or remedy if to do so would prevent or limit the making of any Acquisition Utilisation; or

(d)	cancel, accelerate or cause repayment or prepayment of any Facility or other amounts owing under the Finance Documents if to do so would prevent or limit the making of any Acquisition Utilisation,

in each case unless (a) a Certain Funds Default has occurred and is continuing or would result from the making of an Acquisition Utilisation, (b) a Certain Funds Representation is incorrect or misleading when made or deemed to be made or (c) a Lender is entitled to do so by virtue of the provisions of Clause 9.1 (Illegality of a Lender) provided that immediately upon the expiry of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Lenders (subject to Clause 24.17 (Clean Up Period)) notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

4.5	Conditions relating to Optional Currencies
(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:
(i)

it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market at the Specified Time or, if later, on the date the Agent receives the relevant Utilisation Request and the Utilisation Date for that Utilisation; and

(ii)

it is in euro or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Utilisation.

(b)

The Lenders will only be obliged to comply with Clause 30.9 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor as at that date are true in all material respects.

(c)	If the Agent has received a written request from the Company for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Company by the Specified Time:
(i)	whether or not the Lenders have granted their approval; and
(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.
4.6	Maximum number of Loans
(a)	The Company may not deliver a Utilisation Request if as a result of the proposed Utilisation:
(i)	10 or more Facility A Loans would be outstanding; or
(ii)	10 or more Facility B Loans would be outstanding; or
(iii)	10 or more Facility C Loans would be outstanding.
(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.6.

(c)	The Borrower may not request that a Loan be divided if as a result of the proposed division 10 or more Loans under the same Facility would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION
5.1	Delivery of a Utilisation Request

The Company may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Facility to be utilised;
(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;
(iii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount);
(iv)	the proposed Interest Period complies with Clause 11 (Interest Periods); and
(v)	in requesting a Utilisation of a Facility the Borrower is and will be (once such Utilisation is made), in compliance with Clause 5.4 (Pro rata drawings).
(b)	A single Utilisation Request may be given in respect of a maximum of three Loans being one Loan under each Facility.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.
(b)

The amount of the proposed Utilisation must be an amount whose Base Currency Amount is not more than the Available Facility (adjusted, where applicable, to take account of any additional Utilisations which are scheduled to take place on or before the relevant Utilisation Date) and which is:

(i)

if the currency selected is the Base Currency, a minimum of US$25,000,000 (and equal to such amount or an integral multiple of US$10,000,000 in excess thereof) or, if less, the relevant Available Facility; or

(ii)	if the currency selected is euro, a minimum of EUR25,000,000 (and equal to such amount or an integral multiple of EUR10,000,000 in excess thereof) or, if less, the relevant Available Facility; or
(iii)

if the currency selected is an Optional Currency other than euro the minimum amount specified by the Agent pursuant to paragraph (c) (ii) of Clause 4.5 (Conditions relating to Optional Currencies) or, if less, the relevant Available Facility, provided that such minimum amounts shall not apply where the proposed Utilisation is for the purpose of refinancing a maturing Loan in another currency and the relevant Utilisation Request instructs that proceeds shall be applied directly in such refinancing.

5.4	Pro rata drawings

Utilisations of the Facilities shall be made across each of the three Facilities pro rata to the Available Facility of each Facility.

It is acknowledged by the Parties that, due to the other provisions of this Agreement, the outstanding Utilisations under this Agreement may, at any particular time, not be split pro rata across the three Facilities.

5.5	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.
(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the relevant Available Facility immediately prior to making the Loan.
(c)

The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6.	OPTIONAL CURRENCIES
6.1	Selection of currency
(a)	The Borrower shall select the currency of a Loan:
(i)	(in the case of an initial Utilisation) in a Utilisation Request; and
(ii)	(afterwards in relation to a Term Loan made to it) in a Selection Notice,

in each case delivered by the Specified Time.

(b)	If the Borrower fails to issue a Selection Notice in relation to a Loan, the Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

If the Borrower issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and the Loan will remain in the then existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2	Unavailability of a currency
If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required, and provides in writing an objectively justified reason therefor; or
(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the Company to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Change of currency
(a)	If a Term Loan is to be denominated in different currencies during two successive Interest Periods:
(i)

if the currency for the second Interest Period is an Optional Currency, the amount of the Term Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Term Loan at the Agent’s Spot Rate of Exchange at the Specified Time;

(ii)	if the currency for the second Interest Period is the Base Currency, the amount of the Term Loan will be equal to the Base Currency Amount;
(iii)

(unless the Agent and the Borrower agree otherwise in accordance with paragraph (b) below) the Borrower shall repay the Term Loan on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)	(provided that no Event of Default has occurred which is continuing) the Lenders shall re-advance the Term Loan in the new currency in accordance with Clause 6.5 (Agent’s calculations).
(b)

If the Agent and the Borrower agree (and it is acknowledged that the Agent may require an indemnity in respect of foreign exchange losses which may be suffered by it in connection with the performance of its functions under this Clause from the Company in order for it to so agree), the Agent shall:

(i)

apply the amount paid to it by the Lenders pursuant to paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Term Loan is outstanding for the first Interest Period; and

(ii)	use the amount it purchases in or towards satisfaction of the Borrower’s obligations under paragraph (a)(iii) above.
(c)

If the amount purchased by the Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the Borrower, the Agent shall promptly notify the Borrower and the Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Term Loan for the first Interest Period) equal to the difference.

(d)

If any part of the amount paid to the Agent by the Lenders pursuant to paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the Borrower, the Agent shall promptly notify the Borrower and pay the Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

6.4	Same Optional Currency during successive Interest Periods
(a)

If a Term Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Term Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Loan at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i)

if the amount calculated is less than the existing amount of that Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower and the Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)

if the amount calculated is more than the existing amount of that Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Event of Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)

If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent’s Spot Rate of Exchange at the Specified Time has increased or decreased by less than 5 per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

6.5	Agent’s calculations
(a)

All calculations made by the Agent pursuant to this Clause 6.5 will take into account any repayment, prepayment, consolidation or division of Loans to be made on the last day of the first Interest Period.

(b)	Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.5 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT
7.1	Repayment of Facility A Loans

Subject to Clause 8 (Conversion of Facility A), the Borrowers shall repay each Facility A Loan on the last day of its Interest Period. If such Loan is to be refinanced with a Rollover Loan, the amount of each Facility A Loan required to be repaid shall be set off against the amount of the applicable Rollover Loan. All Facility A Loans shall be repaid on, or prior to, the Termination Date relating thereto.

7.2	Repayment of Facility B Loans and Facility C Loans
(a)	The Borrowers under Facility B shall repay the aggregate Facility B Loans in full on the Termination Date in respect of Facility B.
(b)	The Borrowers under Facility C shall repay the aggregate Facility C Loans in full on the Termination Date in respect of Facility C.
8.	CONVERSION OF FACILITY A
8.1	First Term Out Option
(a)	The Company shall be entitled to request that:
(i)

all or part (being an amount in accordance with Clause 5.3 (Currency and amount)) of the amount of each Facility A Loan (pro rata amongst the Lenders of such Facilty A Loan) forming part of a Utilisation and outstanding on the Initial Facility A Termination Date be converted on the Initial Facility A Termination Date into a term loan maturing on the First Term Out Option Termination Date; and

(ii)

all or part of the Facility A Commitments (being an amount in accordance with Clause 5.3 (Currency and amount)) which have not been drawn down prior to the Initial Facility A Termination Date be drawn down by way of Facility A Term Loans by a Borrower on the Initial Facility A Termination Date,

by delivering to the Agent a Conversion Request not less than 5 Business Days nor more than 30 days prior to the Initial Facility A Termination Date.

(b)	Any outstanding Facility A Loans not requested to be so converted shall be repaid in full on the Initial Facility A Termination Date.
(c)	If:
(i)	the Borrower has delivered a Conversion Request under paragraph (a) of this Clause 8.1; and
(ii)	the conditions in Clauses 4.3 (Further Conditions Precedent) would have been met if the Facility A Loan to be converted had been a new Facility A

Loan and are met in respect of any new Facility A Term Loan to be drawn down),

then:

(A)

all or the part of each Facility A Loan which is specified in the Conversion Request and is outstanding on the Initial Facility A Termination Date (equal to the amount specified in the Conversion Request as being requested to be converted) shall automatically be converted into a term loan in the currency in which the relevant outstanding Facility A Loan is denominated at the time of the Conversion Request and shall not be repayable on the Initial Facility A Termination Date pursuant to Clause 7.1 (Repayment of Facility A Loans) but shall instead be repayable in full on the First Term Out Option Termination Date; and

(B)

a Facility A Term Loan (equal to the amount specified in the Conversion Request as being the amount of the undrawn Facility A Commitments to be drawn down by way of Facility A Term Loans in accordance with Clause 8.1(a)(ii) above) shall be made to the relevant Borrower on the Initial Facility A Termination Date and shall not be repayable pursuant to Clause 7.1 (Repayment of Facility A Loans) but shall instead be repayable in full on the First Term Out Option Termination Date.

8.2	Second Term Out Option
(a)

The Company shall be entitled to request that, following a conversion and/or draw down in accordance with Clause 8.1 (First Term Out Option), the final date for repayment of all or part (being an amount in accordance with Clause 5.3 (Currency and amount)) of the amount of the Facility A Term Loan(s) (pro rata amongst the Lenders) be extended to the Second Term Out Option Termination Date, by delivering to the Agent a Conversion Request, not less than 5 Business Days nor more than 30 days prior to the First Term Out Option Termination Date.

(b)

Any amount of the Facility A Term Loan(s) outstanding on the First Term Out Option Termination Date which is not the subject of a Conversion Request pursuant to paragraph (a) of this Clause 8.2 shall be repaid in full on the First Term Out Option Termination Date.

(c)	If:
(i)	the Borrower has delivered a Conversion Request under paragraph (a) of this Clause 8.2; and
(ii)	the conditions in Clauses 4.3 (Further Conditions Precedent) would have been met if the Facility A Term Loan(s) to be extended had been a new Facility A Loan(s),

then all or the part of each Facility A Term Loan which is specified in the Conversion Request and is outstanding on the First Term Out Option Termination Date (equal to the amount specified in the Conversion Request as being requested to be extended)

shall not be repayable on the First Term Out Option Termination Date pursuant to Clause 8.1 (First Term Out Option) but shall instead be repayable in full on the Second Term Out Option Termination Date.

8.3	Conversion Requests and Interest
(a)	Each Conversion Request shall, once delivered, be unconditional and irrevocable.
(b)	The Agent shall forward a copy of any Conversion Request to each Lender as soon as practicable after receipt.
(c)

The first Interest Period for a Facility A Term Loan shall commence on the Initial Facility A Termination Date, and shall be of a duration determined in accordance with Clause 11 (Interest Periods) provided that such Interest Period shall end on the First Term Out Option Termination Date. Where a Conversion Request has been delivered pursuant to paragraph (a) of Clause 8.2 (Second Term Out Option), no Interest Period for a Facility A Term Loan may extend beyond the Second Term Out Option Termination Date.

9.	PREPAYMENT AND CANCELLATION
9.1	Illegality of a Lender

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:

(a)

that Lender shall promptly notify the Agent upon becoming aware of that event (specifying the reason for such unlawfulness and the date on which such unlawfulness occurred or will occur, being no earlier than the last day of any applicable grace period permitted by law (the “Relevant Date”)) and, in any event, at a time which permits the Company to repay that Lender’s participation on the date such repayment is required to be made;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and
(c)

the Company shall, on the last day of the Interest Period for each Loan ending immediately prior to the Relevant Date and occurring after the Agent has notified the Company or, if earlier, the Relevant Date, repay that Lender’s participation in the Loans together with accrued interest and all other amounts owing to that Lender under the Finance Documents.

9.2	Change of Control
(a)	In this Clause 9.2 a “Change of Control” occurs if:
(i)	Cemex Parent ceases to:
(A)	be entitled to (whether by way of ownership of shares (directly or indirectly), proxy, contract, agency or otherwise):

(1)	cast, or control the casting of, at least 51 per cent. of the maximum number of votes that might be cast at a general meeting of the Company;
(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or
(3)	give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or
(B)	hold at least 51 per cent. of the common shares in the Company;
(ii)

prior to the earlier of (a) the Acquisition of BidCo Date, and (b) the date on which BidCo becomes a Guarantor, BidCo ceases to be a Subsidiary of Cemex Parent (unless prior to or simultaneously with BidCo ceasing to be a Subsidiary of Cemex Parent, all or substantially all of the assets of BidCo have been or are sold to a member of the Group); or

(iii)	prior to the earlier of (a) the Acquisition of BidCo Date, and (b) the date on which BidCo becomes a Guarantor, Target ceases to be a member of the BidCo Group or the Group.
(b)	Upon the occurrence of a Change of Control (and notwithstanding any other term of this Agreement) each Lender:
(i)	shall be under no obligation to fund its share of any proposed Utilisation after such date;
(ii)	may by three Business Days’ notice to the Agent, cancel all of its Available Commitments (in which case they shall be so cancelled); and
(iii)

may by three Business Days’ notice to the Agent, require that its share of all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable (in which case it shall so become).

9.3	Voluntary cancellation

The Company may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$25,000,000) of any Facility. Any cancellation under this Clause 9.3 shall reduce rateably the Commitments of the Lenders under that Facility.

9.4	Automatic Cancellation

At the close of business on the last day of the Availability Period in respect of each Facility, the Available Commitment of each Lender under such Facility shall be (if it has not already been) cancelled and reduced to zero.

9.5	Voluntary prepayment of Loans
(a)

A Borrower may, if the Company gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the Base Currency Amount of that Loan by a minimum amount of US$25,000,000).

(b)	A Loan may be voluntarily prepaid at any time.
9.6	Right of repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from an Obligor under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the relevant Commitment of that Lender shall immediately be reduced to zero.
(c)

On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower shall repay that Lender’s participation in the Loans to which such Interest Period relates.

9.7	Mandatory Prepayment from Target Disposal Proceeds
(a)	In this Clause 9.7:

“Asset Disposal Proceeds” means the cash consideration received by any member of Target Group, by any member of the BidCo Group or by Cemex Parent or any of its Subsidiaries (including any amount receivable in repayment of intercompany debt) for any Disposal of BidCo, Target or any of its or their assets which takes place at any time prior to the earlier of (i) the Acquisition of BidCo Date and (ii) the date on which BidCo becomes a Guarantor (except in respect of any Excluded Asset Disposal Proceeds) after deducting:

(i)

any expenses which are incurred by the disposing party of such assets with respect to that disposing party of such assets with respect to that Disposal owing to persons who are not members of the relevant Group; and

(ii)

any Tax incurred and required to be paid by the disposing party in connection with that Disposal (as reasonably determined by the disposal party on the basis of rates existing at the time of the disposal and taking account of any available credit, deduction or allowance.

“Disposal” means a sale, lease, licence, transfer, loan or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

“Excluded Asset Disposal Proceeds” means:

(i)	any proceeds of any Disposal of BidCo, Target, any Subsidiary of Target, or any of its or their assets to another member of the BidCo Group, the Company or any member of the Group;
(ii)

any proceeds of a Disposal made by any member of the Target Group which takes place after the Acquisition of Target Date where the Company notifies the Agent that any cash amount of such proceeds are, or are to be, applied in repayment or prepayment of Existing Target Debt, provided that any cash amount of such proceeds are so applied as soon as reasonably practicable (but in any event within 45 days, or such longer period as is equal to the notice period required to be given for voluntary prepayments under the documentation evidencing the relevant Existing Target Debt) after receipt; and

(iii)

any proceeds of a Disposal made after the Acquisition of Target Date where such proceeds are in an amount of less than US$25,000,000 (but only to the extent that the aggregate amount of such proceeds in any financial year of the Company does not exceed US$100,000,000).

“Excluded Target Disposal Proceeds” means:

(i)

any proceeds of a Disposal made by any member of the Target Group which takes place after the Acquisition of Target Date where the Company notifies the Agent that any cash amount of such proceeds are, or are to be, applied in repayment or prepayment of Existing Target Debt, provided that any cash amount of such proceeds are so applied as soon as reasonably practicable (but in any event within 45 days, or such longer period as is equal to the notice period required to be given for voluntary prepayments under the documentation evidencing the relevant Existing Target Debt) after receipt;

(ii)

any proceeds of a Disposal made by any member of the Target Group after the earlier of (i) the Acquisition of BidCo Date and (ii) the date on which BidCo becomes a Guarantor, where the acquiring entity is a member of the Group or the BidCo Group;

(iii)	any proceeds of a Disposal made after the earlier of (i) the Acquisition of BidCo Date and (ii) the date on which BidCo becomes a Guarantor, pursuant to a Permitted Securitisation; and
(iv)

any proceeds of a Disposal made after the Acquisition of Target Date where such proceeds are in an amount of less than US$25,000,000 (but only to the extent that the aggregate amount of such proceeds (together with any proceeds referred to in paragraph (iii) of the definition of Excluded Asset

Disposal Proceeds where such proceeds are realised in the same financial year) in any financial year of the Company does not exceed US$100,000,000).

“Target Disposal Proceeds” means the cash consideration received by any member of the Target Group (including any amount receivable in repayment of intercompany debt) for any Disposal made by any member of the Target Group which takes place after (but including) the earlier of (i) the Acquisition of BidCo Date and (ii) the date on which BidCo becomes a Guarantor (except for Excluded Target Disposal Proceeds) after deducting:

(i)	any expenses which are incurred by any member of the Target Group with respect to that Disposal owing to persons who are not members of the Group; and
(ii)

any Tax incurred and required to be paid by the disposing party in connection with that Disposal (as reasonably determined by the disposing party, on the basis of rates existing at the time of the Disposal and taking account of any available credit, deduction or allowance).

(b)

The Company shall ensure that the Borrowers prepay any outstanding Facility A Loans in the amount of (aa) any Target Disposal Proceeds and (bb) any Asset Disposal Proceeds. Such prepayment shall occur either:

(i)

at the Company’s election and provided that there is no Event of Default continuing, at the end of the then current Interest Period for the relevant Facility A Loans (or, but only in respect of any Asset Disposal Proceeds, if the then current Interest Period for the relevant Facility A Loans ends within 30 days of the date of the receipt of those proceeds, the end of the following Interest Period); or

(ii)

reasonably promptly upon receipt of those proceeds but in any case within 30 days of receipt of such proceeds (or, if sooner, at the end of the then current Interest Period for the relevant Facility A Loans).

(c)

The Company shall (i) ensure that any Excluded Target Disposal Proceeds and any Excluded Asset Disposal Proceeds are applied for the purpose and within the required period specified in the definition thereof and, if requested to do so by the Agent, shall promptly deliver a certificate to the Agent at the time of such application and at the end of such period confirming the amount (if any) which has been so applied within the requisite time periods provided for in that definition and (ii) if requested to do so by the Agent, promptly deliver a certificate to the Agent confirming any Disposal that has given rise to any Excluded Asset Disposal Proceeds and setting out reasonable details of the relevant Disposal.

9.8	Mandatory Prepayment from Fundraisings
(a)	In this Clause 9.8:

“Excluded Fundraisings” means:

(i)	any bank loans;
(ii)	any transaction or any part of any transaction which is between entities in the Group or entities whose ultimate parent company is Cemex Parent;
(iii)	Permitted Securitisations; and
(iv)

any issue of “hybrid” or “perpetual” bonds, notes or other securities which are not required to be recorded as a liability on the balance sheet of the issuing company and which are accounted for as 100 per cent. equity, in each case, in accordance with applicable GAAP in effect as at the date of such issue and which by their terms are stated only to be repayable only after the Facilities have been repaid in full (or are otherwise subordinated on terms satisfactory to the Majority Lenders).

“Fundraisings” means the net cash proceeds received by any member of the Group from: (i) any issue of shares for cash or cash equivalent proceeds by the Company; and (ii) the issue of any bonds, notes or other debt securities by any member of the Group on the capital markets.

(b)	The Company shall ensure that the Borrowers prepay the outstanding Facility A Loans in the amount of any Fundraisings (other than Excluded Fundraisings). Such prepayment shall occur either:
(i)	at the Company’s election and provided that there is no Event of Default continuing, at the end of the then current Interest Period for the relevant Facility A Loans; or
(ii)

reasonably promptly upon receipt of those proceeds but in any case within 30 days of receipt of such proceeds (or, if sooner, at the end of the then current Interest Period for the relevant Facility A Loans).

9.9	Restrictions
(a)

Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs (if any), without premium or penalty.
(c)

Unless a contrary indication appears in this Agreement (and, in particular, subject to paragraph (d) below), any part of Facility A, Facility B or Facility C which is prepaid may not be re-borrowed in accordance with the terms of this Agreement.

(d)	Prior to the Initial Facility A Termination Date only, the Borrowers may re-borrow those parts of Facility A that have been voluntarily prepaid pursuant to Clause 9.5 (Voluntary prepayment of Loans).

(e)	No Borrower shall repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(g)	If the Agent receives a notice under this Clause 9 it shall promptly forward a copy of that notice to either the relevant Borrower or the affected Lenders, as appropriate.

SECTION 5

COSTS OF UTILISATION

10.	INTEREST
10.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;
(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and
(c)	Mandatory Cost, if any.
10.2	Payment of interest

On the last day of each Interest Period relating to a Loan each Borrower shall pay accrued interest on the Loan to which that Interest Period relates (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of that Interest Period).

10.3	Default interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration of one Month. Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. higher than the rate which would have applied if the overdue amount had not become due.
(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

11.	INTEREST PERIODS
11.1	Selection of Interest Periods
(a)	The Company may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.
(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.
(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.
(d)

Subject to this Clause 11, the Company may select an Interest Period of one, two, three or six Months, or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders participating in the relevant Facility).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to the Facility under which the Loan was made.
(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
(g)	A Facility A Loan (other than a Facility A Term Loan) has one Interest Period only.
(h)

Prior to the Syndication Date, Interest Periods shall be one month or such other period as the Agent and the Company may agree and any Interest Period which would otherwise end during the month preceding or extend beyond the Syndication Date shall end on the Syndication Date.

11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.3	Consolidation and division of Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods:
(i)	relate to either Facility A Term Loans, Facility B Loans or Facility C Loans in the same currency; and
(ii)	end on the same date;

those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)

Subject to Clause 4.6 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the Base Currency Amounts specified in that Selection Notice, being an aggregate

Base Currency Amount equal to the Base Currency Amount of the Loan immediately before its division.

12.	CHANGES TO THE CALCULATION OF INTEREST
12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption
(a)

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;
(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in that Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)

at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate not being available and none or only one of the Reference Banks supplying a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receiving notifications from a Lender or Lenders (in either case whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

12.3	Alternative basis of interest or funding
(a)

If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest in respect of the relevant Loan.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders participating in the relevant Loan and the Company, be binding on all Parties.

12.4	Break Costs
(a)

Each Borrower shall, within three Business Days of demand by a Lender, pay to that Lender its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming in reasonable detail the amount of its Break Costs for any Interest Period in which they accrue.

13.	FEES
13.1	Ticking fee
(a)	The Company shall pay to the Agent (for the account of each Lender) a ticking fee in respect of each Facility in the Base Currency computed at the rate of:
(i)

0.05 per cent. per annum on that Lender’s Available Commitment under each Facility for the period commencing on the date falling 60 days after 26 October 2006 and ending on (but excluding) the date falling three Months thereafter; and

(ii)

0.075 per cent. per annum on that Lender’s Available Commitment under each Facility for the period commencing on last day of the period referred to in paragraph (i) and ending on the last day of the Availability Period applicable to that Facility, provided that the ticking fee shall cease to accrue from the First Utilisation Date or, if earlier, the date on which the Available Commitments of each Lender under each Facility is cancelled and reduced to zero.

(b)

The accrued ticking fees set out above are payable on the First Utilisation Date or, if all or part of the Facilities are cancelled, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.2	Commitment fee
(a)

The Company shall pay to the Agent (for the account of each Lender) a commitment fee in respect of each Facility in the Base Currency computed at the rate of 30 per cent. per annum of the applicable Margin from time to time on that Lender’s Available Commitment under each Facility for the period commencing on the First Utilisation Date and ending on the last day of the Availability Period applicable to that Facility or, if earlier, the date on which the Available Commitments of each Lender under a particular Facility is cancelled and reduced to zero.

(b)

The accrued commitment fees set out above are payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

13.3	Up-front Fee

The Company shall pay to the relevant Finance Parties an up-front fee in the amount and at the times agreed in the relevant Fee Letter.

13.4	Agency fee

The Company shall pay to (or procure payment to) the Agent (for its own account) an agency fee in the amount and at the times agreed in the relevant Fee Letter.

13.5	Second Term Out Option Fee

If the option set out in Clause 8.2 (Second Term Out Option) is exercised, the Company shall pay to the Agent (for the account of each relevant Lender under the Facility A Term Loan(s) pro rata to its share therein) a second term out option fee in an amount equal to 0.05 per cent. flat on the amount of each Facility A Term Loan which is subject to an extension of its final maturity pursuant to Clause 8.2 (Second Term Out Option). Such conversion fee shall be payable by the Company to the Agent on the First Term Out Option Termination Date.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

14.	TAX GROSS-UP AND INDEMNITIES
14.1	Definitions
(a)	In this Clause 14:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment, for or on account of Tax, in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)

a legal person or entity (including, for the avoidance of doubt, any securitisation trust or fund) habitually resident for taxation purposes in a Qualifying State which is not acting through a territory considered as a tax haven pursuant to Spanish laws and regulations or through a permanent establishment in Spain; or

(ii)

a legal person or entity (including, for the avoidance of doubt, any securitisation trust or fund) which, as a result of any applicable double taxation treaty, is entitled to receive any payments made by a Borrower to such legal person or entity hereunder without any deduction or withholding for or on account of Tax; or

(iii)	a Domestic Lender.

“Qualifying State” means a member state of the European Union (other than Spain).

“Tax Credit” means a credit against, relief or remission from, or repayment of, any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment made under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

(b)

Unless a contrary indication appears, in this Clause 14 a reference to “determines” or “determined” means a determination made in the absolute good faith discretion of the person making the determination.

14.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law or regulation.

(b)

The Company or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)

If a Tax Deduction is required by law or regulation to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due and payable if no Tax Deduction had been required.

(d)

An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of Tax imposed by Spain from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)

the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty, or any published practice or concession of any relevant taxing authority; or

(ii)

the relevant Lender is a Qualifying Lender under paragraph (ii) of the definition of “Qualifying Lender” and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without any Tax Deduction if the Lender had complied with its obligations under paragraph (g) below.

(e)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law or regulation.

(f)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) or if unavailable such other evidence as is reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)

A Lender that is a Qualifying Lender under paragraph (ii) of the definition of “Qualifying Lender” and each Obligor which is required to make a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction

14.3	Tax indemnity
(a)

The Company shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the amount of any Tax assessed on that Protected Party (together with any interest, costs or expenses payable, directly or indirectly, or incurred in connection therewith) in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

(b)	Paragraph (a) of this Clause 14.3 shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)

under the laws and regulations of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes; or

(B)	under the laws and regulations of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Claus 14.2 (Tax gross-up); or
(B)

would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 14.2 (Tax gross-up) applied.

(c)

A Protected Party making, or intending to make a claim pursuant to paragraph (a) of this Clause 14.3 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, notify the Agent.
14.4	Tax Certificates
(a)

Without prejudice to the other provisions of this Clause 14, in relation to any exemption from or application of a rate lower than that of general application pursuant to any legislation in Spain or any double taxation treaty, or pursuant to any other cause relating to residence status, any Lender which is not a Domestic Lender shall supply the Company, through the Agent, prior to the interest payment date with a certificate of residence issued by the pertinent fiscal administration, in the case of a Qualifying Lender which is not a Domestic Lender, accrediting such Qualifying Lender as resident for Tax purposes in a Qualifying State or, as the case may be, accrediting such Lender as resident for Tax purposes in a State which has signed and ratified a double taxation treaty with Spain.

(b)

As such certificates referred to in paragraph (a) of this Clause 14.4 are, at the date hereof, valid only for a period of one year, each such Lender will be required to so supply a further such certificate upon expiry of the previous certificate in relation to any further payment of interest.

(c)

If any Lender which has supplied a certificate under Clause 14.4(a) becomes aware that any information contained in that certificate is not correct in all material respects throughout the period for which that certificate is valid, it shall, as soon as practicable, supply the Agent with details of that matter, following which the Agent shall supply those details to the Company, and, if appropriate, that Lender shall promptly supply a new certificate pursuant to Clause 14.4(a) above.

14.5	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and
(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.6	Stamp Taxes

The Company shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document except for any such Tax payable in connection with the entering into of a Transfer Certificate.

14.7	Value Added Tax
(a)

All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any amount in respect of VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT and such Finance Party shall promptly provide an appropriate VAT invoice to such Party.

(b)

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify that Finance Party against all amounts in respect of VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

15.	INCREASED COSTS
15.1	Increased costs
(a)	Subject to Clause 15.2 (Increased cost claims) and Clause 15.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(ii)	compliance with any law or regulation,

in each case made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means, without duplication:
(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims
(a)

A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim and a calculation evidencing in reasonable detail the amount of such Increased Costs to be claimed by such Finance Party, following which the Agent shall promptly notify the Company and provide the Company with such calculations.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
15.3	Exceptions
(a)	Clause 15.1 (Increased costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law or regulation to be made by an Obligor;
(ii)

compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or
(iv)	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation; or
(v)	attributable to the implementation of or compliance with the “International Convergence of Capital Measurements and Capital Standards - a Revised

Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation that implements Basel II (whether such implementation or compliance is by a government, governmental regulator, Finance Party or an Affiliate thereof).

(b)	In this Clause 15.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 14.1 (Definitions).
16.	OTHER INDEMNITIES
16.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2	Other indemnities
(a)

Each Obligor shall, within five Business Days of demand, indemnify each Finance Party against any cost, loss or liability not otherwise compensated under the provisions of this Agreement and excluding any lost profits, consequential or indirect damages (other than interest or default interest) incurred by that Finance Party as a result of its Commitment or the making of any Loan under the Finance Documents as a result of:

(i)	the occurrence of any Event of Default;
(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Loan requested by the Company in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company.
(b)

The Company will indemnify and hold harmless each Finance Party and each of their respective directors, officers, employees, agents, advisors and representatives (each being an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities, costs, legal expenses and other expenses (all together “Losses”) which have been incurred by or awarded against any Indemnified Person, in each case arising out of or in connection with any claim, investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened by any person in relation to any of the Finance Documents (only in so far as such claim, investigation, litigation or proceeding relates to the use of proceeds of the Facilities towards the acquisition of Target Shares (and any Target ADRs) by the Company or BidCo (or any person acting in concert with the Company or BidCo)) except to the extent such Losses or claims result from such Indemnified Person’s negligence or misconduct or a breach of any term of any Finance Document by an Indemnified Person provided that:

(i)

the Indemnified Party shall as soon as reasonably practicable inform the Company and Cemex Parent of any circumstances of which it is aware and which would be reasonably likely to give rise to any such claim, investigation, litigation or proceeding (whether or not a claim, investigation, litigation or proceeding has occurred or been threatened);

(ii)

the Indemnified Party will, where reasonable and practicable, and taking into account the provisions of this Agreement, give the Company and Cemex Parent an opportunity to consult with it with respect to the conduct or settlement of any such claim, investigation, litigation or proceeding;

(iii)

an Indemnified Party will provide the Company on request (and, to the extent practicable without any waiver of legal professional privilege or breach of confidentiality obligation) with copies of material correspondence in relation to the Losses and allow the Company or its appointed representative to attend all material meetings in relation to the Losses and receive copies of material legal advice obtained by the Indemnified Party in relation to the Losses;

(iv)

the Company will keep strictly confidential all information received by it in connection with the Losses and will not disclose any information to any third party without the prior written consent of the Indemnified Party (except as required by any applicable law);

(v)	no Obligor shall be liable for any settlement of the Losses unless the Company has consented to that settlement; and

(vi)

no Indemnified Party shall be required to comply with paragraphs (i), (ii) or (iii) nor shall paragraph (v) apply unless the Indemnified Party is and continues to be indemnified on a current basis for its costs and expenses.

Any third party referred to in this paragraph (b) may rely on this Clause 16.2 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

16.3	Indemnity to the Agent

The Company shall (or shall procure that another Obligor will) promptly indemnify the Agent against any cost, loss or liability directly related to this Agreement incurred by the Agent (acting reasonably and otherwise than by reason of the Agent’s gross negligence or wilful misconduct) as a result of:

(a)	investigating any event which it reasonably believes (acting prudently and, if possible, following consultation with the Company) is a Default; or
(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
17.	MITIGATION BY THE LENDERS
17.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise after the date of this Agreement and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 9.1 (Illegality of a Lender), Clause 14 (Tax Gross-up and Indemnities) or Clause 15 (Increased Costs) or Schedule 4 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
17.2	Limitation of liability
(a)

The Company shall (or shall procure that another Obligor will) indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18.	COSTS AND EXPENSES
18.1	Transaction expenses
(a)

The Company shall within 15 days of receipt of a demand (and delivery of the relevant receipts, invoices or other documentary evidence), pay the Agent and each Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of the Finance Documents and the syndication of the Facilities.

(b)

The Company shall within 15 days of receipt of demand, pay the Agent and each Arranger the amount of all documented costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of any Finance Documents executed after the date of this Agreement.

18.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.9 (Change of currency), the Company shall, within five Business Days of demand, reimburse the Agent, the Arranger and each Lender for the amount of all costs and expenses (including legal fees, but in this case, only the legal fees of one law firm in each relevant jurisdiction acting on behalf of all the Lenders) reasonably incurred by such parties in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

19.	GUARANTEE AND INDEMNITY
19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of that Borrower’s obligations under the Finance Documents;
(b)

undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

19.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by each Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any payment by any Borrower or any discharge given by a Finance Party (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Borrower shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Borrower, as if the payment, discharge, avoidance or reduction had not occurred.
19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by an act, omission, matter or thing which, but for this Clause 19, would reduce, release or prejudice any of its obligations under this Clause 19 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Borrower or other person;
(b)	the release of any Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Borrower or any other person;
(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;
(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(g)	any insolvency or similar proceedings.
19.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from a Guarantor under this Clause 19.5. This waiver applies irrespective of any law or regulation or any provision of a Finance Document to the contrary.

Each Guarantor also waives any right to be sued jointly with other Guarantors and to share liability resulting from any claim against it.

19.6	Appropriations

Until all amounts which may be or become payable by a Borrower under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other monies, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any monies received from a Guarantor or on account of such Guarantor’s liability under this Clause 19.6,

provided that the operation of this Clause 19.6 shall not be deemed to create any Security.

19.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by a Borrower under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent (acting on the instructions of the Majority Lenders) otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by a Borrower;
(b)	to claim any contribution from any other guarantor of any Borrower’s obligations under the Finance Documents; and/or
(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

19.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATION, UNDERTAKINGS AND EVENTS OF DEFAULT

20.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party.

20.1	Status
(a)	It is a corporation, duly organised and validly existing under the laws and regulations of its jurisdiction of incorporation.
(b)	It has the power to own its assets and carry on its business as it is being conducted.
20.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any reservations which are specifically referred to in any Legal Opinion, legal, valid, binding and enforceable obligations.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets.

Assuming that no Lender (or any person with whom a Lender has entered into a sub-participation agreement) is a U.S. Lender, no part of the proceeds of any Loans will be used in a manner that would cause the Loans to be in violation of Regulation U or X of the Board of Governors of the Federal Reserve System of the United States.

20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect or will be obtained in accordance with the provisions of this Agreement.

20.6	Governing law and enforcement
(a)

The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation subject to any reservations which are specifically referred to in any Legal Opinion.

(b)

Any judgement obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation, subject to any reservations which are specifically referred to in any Legal Opinion.

20.7	Deduction of Tax

Subject to the completion of any procedural formality, it is not required under the laws and regulations of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document to any Qualifying Lender.

20.8	No filing or stamp taxes

Under the laws and regulations of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

20.9	No default
(a)	No Default is continuing or might reasonably be expected to result from the making of any Utilisation.
(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.

20.10	No misleading information
(a)

Any written factual information provided by the Company for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)

Save as disclosed in writing to the Agent after the date this Agreement (such disclosed information only having come to the attention of the Company after such date), so far as the Company is aware, after reasonable enquiry, nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or misleading in any material respect.

(c)

All material written information (other than the Information Memorandum) supplied by any member of the Group in relation to the Finance Documents is true, complete and accurate in all material respects as at the date it was given or stated to be given and is not misleading in any material respect.

20.11	Financial statements
(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied and are complete and accurate in all material respects.

(b)	Its Original Financial Statements fairly represent in all material respects its financial condition and operations during the relevant financial year.
(c)

For the purposes of any repetition of the representation contained in paragraphs (a) and (b) of this Clause 20.11 (pursuant to Clause 20.21 (Times on which representations are made)) the representations will be made in respect of the latest available audited consolidated annual financial statements of each Obligor, instead of the Original Financial Statements.

20.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law or regulation applying to companies generally.

20.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which (i) are likely to be adversely determined and which, if so determined, would be reasonably likely to have a Material Adverse Effect or (ii) (where not of a frivolous or vexatious nature or where not dismissed within 30 days of commencement) purport to affect the legality, validity or enforceability of any of the obligations under the Finance Documents, have been started or threatened against any Obligor or any Material Subsidiary.

20.14	Offer Documents Information

Except as expressly permitted pursuant to this Agreement, the Offer Documents as delivered to the Agent contain all the material terms of the Offer as at the date of each such Offer Document and the Offer Document reflects the terms of the Announcement in all material respects.

20.15	No winding-up

No legal proceedings or other procedures or steps have been taken or, to the Company’s knowledge after reasonable enquiry, are being threatened, in relation to the winding-up, dissolution, administration or reorganisation of any Obligor or Material Subsidiary (other than a solvent liquidation or reorganisation of any Material Subsidiary which is not an Obligor).

20.16	Material Adverse Change

There has been no material adverse change in the Company’s business, condition (financial or otherwise), operations, performance or assets taken as a whole (or the business, consolidated condition (financial or otherwise) operations, performance or the assets generally of the Group taken as a whole) since the date of the Company’s Original Financial Statements.

20.17	Environmental compliance

Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

20.18	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim would be reasonably likely, if finally determined against that member of the Group, to have a Material Adverse Effect.

20.19	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

20.20	Private and commercial acts

Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

20.21	Times on which representations are made
(a)	All the representations and warranties in this Clause 20 are made to each Finance Party on the date of this Agreement except for:
(i)

the representations and warranties set out in Clause 20.10 (No misleading information) which are deemed to be made by each Obligor on the date that the Information Memorandum was approved by Cemex Parent (or its relevant Subsidiary) and on the Syndication Date; and

(ii)

the representations and warranties set out in Clause 20.14 (Offer Documents Information) which are made on the date of this Agreement and are deemed to be made by each Obligor on the Unconditional Date.

(b)

The Repeating Representations are deemed to be made by each Obligor to each Finance Party on the Unconditional Date, the date of each Utilisation Request and on the first day of each Interest Period provided that in respect of any Acquisition Utilisation made during the Certain Funds Period, only the Certain Funds Representations will be deemed to be repeated by the relevant Obligor on the date such Acquisition Utilisation is made and on the first day of each Interest Period relating thereto up to (and including) the first day of the Interest Period which begins closest to the end of the Certain Funds Period and further provided that the representations given in Clause 20.14 (Offer Documents Information) shall not be repeated after the end of the Certain Funds Period.

(c)

The Repeating Representations and each of the representations and warranties set out in Clause 20.5 (Validity and admissibility in evidence), Clause 20.6 (Governing law and enforcement), Clause 20.9 (No default) and paragraph (c) of Clause 20.10 (No misleading information) (in respect only of information given by it) are deemed to be made by each Additional Guarantor to each Finance Party on the day on which it becomes an Additional Guarantor.

(d)

Each representation or warranty deemed to be made after the date of this Agreement shall be made by reference to the facts and circumstances existing at the date the representation or warranty is made.

21.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial statements

The Company shall supply to the Agent:

(a)	(subject as below) as soon as the same become available, but in any event within 180 days after the end of each of such Obligor’s respective financial years:
(i)	the Company’s audited consolidated and unconsolidated financial statements for that financial year; and
(ii)	each other Obligor’s (if any) respective audited consolidated (to the extent available) and unconsolidated financial statements for that financial year; and
(b)

as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years, its unaudited consolidated financial statements for that period provided that no such financial statements shall be provided in respect of any such half-year period during which the Acquisition of BidCo Date occurs.

With regard to the first financial year of the Company ending after the Acquisition of BidCo Date, the date by which the documents set out in (a) above must be supplied shall be extended to the date falling 270 days after the end of such financial year provided that if such financial statements have not been supplied by the date falling 180 days after the end of that financial year then the Company shall also supply the Agent with its non-audited consolidated financial statements for that financial year no later than the date falling 180 days after the end of that financial year.

21.2	Compliance Certificate
(a)

Save where sub-paragraph (c) applies, the Company shall supply to the Agent, with each set of consolidated financial statements delivered pursuant to paragraphs (a)(i) and (b) of Clause 21.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)

Save where sub-paragraph (c) applies, each Compliance Certificate shall be signed by an Authorised Signatory of the Company and, if required to be delivered with the consolidated financial statements delivered pursuant to paragraph (a)(i) of Clause 21.1 (Financial statements), by the Company’s auditors.

(c)

Following the Acquisition of Target Date and prior to the delivery of the audited consolidated financial statements of the Company relating to the financial year in which the Acquisition of BidCo Date occurs, each Compliance Certificate delivered in respect of a Relevant Period shall set out the information required to calculate, and shall include a calculation of, the financial ratios contained in Clause 22 (Financial Covenants), in each case in respect of (i) the Group, (ii) BidCo and its Subsidiaries and (iii) (including any necessary adjustments) the Group, together with BidCo and its

Subsidiaries, on a pro forma basis. Each Compliance Certificate delivered pursuant to this sub-paragraph shall be signed by an Authorised Signatory of the Company.

21.3	Requirements as to financial statements
(a)

Each set of financial statements delivered by the Company pursuant to Clause 21.1 (Financial statements) shall be certified by an Authorised Signatory of the relevant company as fairly representing in all material respects its financial condition as at the date as at which those financial statements were drawn up.

(b)

The Company shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, or the accounting practices or reference periods and, unless amendments are agreed in accordance with paragraph (c) of this Clause 21.3, its auditors (or, if appropriate, the auditors of the relevant Obligor) deliver to the Agent:

(i)

a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

(c)

If the Company adopts International Accounting Standards or, unless the procedure in (b) above is utilised, there are changes to GAAP, or the accounting practices or reference periods, the Company and the Agent shall, at the Company’s request, negotiate in good faith with a view to agreeing such amendments to the financial covenants in Clause 22 (Financial Covenants) and the ratios used to calculate the Margin and, in each case, the definitions used therein as may be necessary to ensure that the criteria for evaluating the Group’s financial condition grant to the Lenders protection equivalent to that which would have been enjoyed by them had the Company not adopted International Accounting Standards or had there not been a change in GAAP, or the accounting practices or reference periods (subject to compliance with paragraph (b) above). Any amendments agreed will take effect on the date agreed between the Agent and the Company subject to the consent of the Majority Lenders. If no such agreement is reached within 90 days of the Company’s request, the Company will remain subject to the obligation to deliver the information specified in paragraph (b) of this Clause 21.3 and the financial covenants in Clause 22 (Financial Covenants) and the ratios used to calculate the Margin shall be based on the information delivered.

21.4	Information: miscellaneous

The Company shall supply to the Agent:

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;
(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, or which, to the Company’s knowledge after reasonable enquiry, are being threatened or are pending and are likely to be adversely determined against any member of the Group which, in the reasonable opinion of the Company, are not spurious or vexatious, and which might, if adversely determined, have a Material Adverse Effect; and

(c)

promptly, such further information regarding the financial condition, assets and business of any Obligor or member of the Group as the Agent (or any Lender through the Agent) may reasonably request other than any information the disclosure of which would result in a breach of any applicable law or regulation or confidentiality agreement entered into in good faith by any member of the Group provided that the Company shall use reasonable efforts to be released from any such confidentiality agreement.

21.5	Notification of default
(a)

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by an Authorised Signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.6	“Know your client” checks
(a)

Each Obligor shall promptly upon the request of the Agent or any Lender and each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your client” or other checks in relation to the identity of any person that it is required by law to carry out in relation to the transactions contemplated in the Finance Documents. For the avoidance of doubt, a Lender will have no obligation towards the Agent to evidence that it has complied with any “know your client” or similar checks in relation to the Obligors.

(b)

The Company shall, by not less than five Business Days’ written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 26 (Changes to the Obligors).

(c)	Following the giving of any notice pursuant to paragraph (b) above, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective New Lender) in order for the Agent, such Lender or any prospective New Lender to carry out and be satisfied with the results of all necessary “know your client” or other checks in relation to the identity of any person that it is required by law to carry out in relation to the accession of such Additional Obligor to this Agreement.

21.7	Notarisations

Each Obligor shall notify the Agent of any Notarisations referred to in paragraph (a)(iv) of Clause 23.5 (Notarisation) promptly upon such Notarisations taking place.

22.	FINANCIAL COVENANTS
22.1	Financial definitions

In this Clause 22:

“Adjusted EBITDA” means, for any Relevant Period, the sum of (a) EBITDA and (b) with respect to any business acquired during such period, the sum of (i) the operating income and (ii) depreciation and amortization expense for such business, as determined in accordance with GAAP for such Relevant Period, provided that the Company need only make the adjustments contemplated by “(b)” above if the operating income and depreciation and amortization expense of the acquired business in the 12 Months prior to its acquisition amount to US$10,000,000 or more.

“Cemex Capital Contributions” means contributions in cash to the capital of the Company made after 1 January 2006 by Cemex Parent or by any Subsidiary of Cemex Parent (other than BidCo or any Subsidiary of BidCo) not being a Subsidiary of the Company.

“EBITDA” means, for the Relevant Period immediately preceding the date on which it is to be calculated, operating profit plus annual depreciation for fixed assets plus annual amortisation of intangible assets plus annual amortisation of start-up costs of the Group plus dividends received from non-consolidated companies and from companies consolidated by the equity method plus an amount equal to the amount of Cemex Capital Contributions made during the period immediately preceding the date on which it is to be calculated (up to an amount equal to the amount of Royalty Expenses made in such period) plus the income recorded during such period for the use of CO2 Emission Rights (to the extent not already included in the calculation of operating profit). Such calculation shall be made in accordance with GAAP.

“Finance Charges” means for any Relevant Period, the sum (without duplication) of (a) all interest expense in respect of Financial Indebtedness (including imputed interest on Capital Leases) for such period plus (b) all debt discount and expense (including, without limitation, expenses relating to the issuance of instruments representing Financial Indebtedness) amortized during such period plus (c) amortization of discounts on sales of receivables during such period plus (d) all factoring charges for such period plus (e) all guarantee charges for such period, all determined on a consolidated basis in respect of the Group and in accordance with GAAP.

“Guarantees” means any guarantee or indemnity of Financial Indebtedness of another person (in the case of any indemnity for any specified amount or otherwise in the amount specified in or for which provision has been made in the accounts of the indemnifier) in any form made other than in the ordinary course of business of the guarantor.

“Intellectual Property Rights” means all copyrights (including rights in computer software), trade marks, service marks, business names, patents, rights in inventions, registered designs, design rights, database rights and similar rights, rights in trade secrets or other confidential information and any other intellectual property rights and any interests (including by way of licence) in any of the foregoing (in each case whether registered or not and including all applications for the same) which may subsist in any given jurisdiction.

“Net Borrowings” means, at any time, the remainder of (a) Total Borrowings of the Group at such time less (b) the aggregate amount of the following items held by the Company and its Subsidiaries at such time: cash on hand, marketable securities, investments in money market funds, banker’s acceptances, short-term deposits and other liquid investments.

“Relevant Period” means each period of twelve Months ending on the last day of each half of the Company’s financial year.

“Rolling Basis” means the calculation of a ratio or an amount made at the end of a financial half year in respect of that financial half year and the immediately preceding financial half year.

“Royalty Expenses” means expenses incurred by the Company or any of its Subsidiaries to Cemex Parent or Subsidiary of Cemex Parent which is not also a member of the Group as (a) consideration for the granting to the Company or any Subsidiary of a licence to use, exploit and enjoy Intellectual Property Rights and any other intangible assets such as, but not limited to, know-how, formulae, process technology and other forms of intellectual and industrial property, whether or not registered, held by Cemex Parent or any of its Subsidiaries not being a Subsidiary of the Company; or (b) fees, commissions or other amounts accrued in respect of any management contract, services contract, overhead expenses allocation arrangement or any other similar transaction; provided that in paragraphs (a) and (b) such amounts shall have been taken into consideration in the calculation of operating profit under Spanish GAAP.

“Subordinated Debt” means debt granted on terms that are fair and reasonable and no less favourable than would be obtained in a comparable arms’ length transaction by Cemex Parent or any Subsidiary of Cemex Parent which is not also a member of the Group to the Company or any of its Subsidiaries on terms such that no payments of principal may be made thereunder (including but not limited to following any winding up, concurso de acreedores or other like event of the Company) unless either:

(i)	the Agent has confirmed in writing that all amounts outstanding hereunder have been paid in full; or
(ii)

the ratio of Net Borrowings to Adjusted EBITDA (calculated in accordance with Clause 22.3 (Financial testing)) prior to such repayment is equal to or lower than 2.7:1 and will remain equal to or lower than 2.7:1 after such repayment and no Event of Default under this Agreement has occurred and is continuing or will occur as a result of the repayment of such debt.

“Total Borrowings” means without duplication, in respect of any person all Guarantees granted by such person plus all such person’s Financial Indebtedness, but excluding (i) any Guarantee or Financial Indebtedness which, notwithstanding falling within the definition of Guarantee or Financial Indebtedness, is not required to be recorded as a liability by that person on its balance sheet (whether consolidated or otherwise) in accordance with generally accepted accounting principles applicable to that person which are in effect as at the time that such Guarantee or Financial Indebtedness is entered into, issued or incurred and (ii) any Subordinated Debt.

In respect of any period following the Acquisition of Target Date but prior to the Acquisition of BidCo Date, references in the above definitions to a “Subsidiary” of the Company and to the “Group” shall be deemed to include BidCo and its Subsidiaries, as if the Acquisition of BidCo Date has occurred.

22.2	Financial condition

The Company shall ensure that in respect of any Relevant Period:

(a)	the ratio of Net Borrowings to Adjusted EBITDA calculated on a Rolling Basis shall be less than or equal to 3.5:1; and
(b)	the ratio of EBITDA to Finance Charges calculated on a Rolling Basis shall be greater than or equal to 3.0:1.
22.3	Financial testing

The financial covenants set out in Clause 22.2 (Financial condition) shall be tested semi-annually by reference to the Company’s consolidated financial statements delivered pursuant to Clause 21.1 (Financial statements) and/or each Compliance Certificate delivered pursuant to Clause 21.2 (Compliance Certificate).

22.4	Accounting terms

All accounting expressions which are not otherwise defined herein shall have the meaning ascribed thereto in GAAP.

23.	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

23.2	Preservation of corporate existence

Subject to Clause 23.8 (Merger), each Obligor shall (and the Company shall ensure that each of its Material Subsidiaries shall), preserve and maintain its corporate existence and rights.

23.3	Preservation of properties

Each Obligor shall (and the Company shall ensure that each of its Material Subsidiaries shall) maintain and preserve all of its properties that are used in the conduct of its business in good working order and condition (ordinary wear and tear excepted).

23.4	Compliance with laws and regulations
(a)

Each Obligor shall (and shall procure that each of its Subsidiaries and (following the Acquisition of Target Date but prior to the Acquisition of BidCo Date) BidCo and its Subsidiaries shall) comply in all respects with all laws and regulations to which it may be subject, if failure to so comply would be likely to have a Material Adverse Effect.

(b)

The Company shall (and shall procure that each of its Subsidiaries and (following the Acquisition of Target Date but prior to the Acquisition of BidCo Date) BidCo and its Subsidiaries shall) ensure that the levels of contribution to pension schemes are and continue to be sufficient to comply with all its and their material obligations under such schemes and generally under applicable laws (including ERISA) and regulations, except where failure to make such contributions would not reasonably be expected to have a Material Adverse Effect.

23.5	Notarisation
(a)

Subject to paragraph (b) of this Clause 23.5, the Company shall not (and shall procure that none of its Subsidiaries or (following the Acquisition of Target Date but prior to the Acquisition of BidCo Date) BidCo and its Subsidiaries shall) permit any of its unsecured indebtedness to be notarised as a Spanish Public Document (any such notarisation, a “Notarisation”), other than the following permitted Notarisations (“Permitted Notarisations”):

(i)

any Permitted Notarisations listed in Schedule 11 (Existing Notarisations) and any amendments or modifications thereof, provided that any such amendment or modification shall not result in the increase of the principal amount of the relevant indebtedness nor the extension of the maturity thereof nor, for the avoidance of doubt, relate to any refinancing of the relevant indebtedness;

(ii)

Notarisations which are required by applicable law or regulation or which arise by operation of law other than pursuant to any issue of debt securities in accordance with Article 285 of the Spanish Corporations Law (Ley de Sociedades Anónimas);

(iii)	Notarisations with the prior written consent of the Majority Lenders;
(iv)

any Notarisations securing indebtedness the principal amount of which (when aggregated with the principal amount of any other Notarisations other than any Permitted Notarisations under paragraphs (i) or (iii) above) do not exceed US$100,000,000 (or its equivalent in another currency or currencies); and

(v)

any Notarisations relating to indebtedness in respect of any sale and purchase agreement customarily registered in a public register in Spain and payment of which indebtedness is made within seven days of the date of such agreement.

(b)

Paragraph (a) of this Clause 23.5 shall not apply if the Company, concurrently with any such Notarisation (not being a Permitted Notarisation) referred to in paragraph (a) of this Clause 23.5 and at its own cost and expense, causes this Agreement to be the subject of a Notarisation.

23.6	Negative pledge

The Company shall not and shall not permit any of its Subsidiaries or (following the Acquisition of Target Date but prior to the Acquisition of BidCo Date) BidCo and its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Security on or with respect to any of its property or assets or those of any Subsidiary, whether now owned or held or hereafter acquired, other than the following Security (“Permitted Security”):

(a)

Security for taxes, assessments and other governmental charges the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(b)

statutory liens of landlords and liens of carriers, warehousemen, mechanics and materialment incurred in the ordinary course of business for sums not yet due or the payment of which is being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made;

(c)

liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and any liens created over the assets of BidCo by operation of Australian law pursuant to the Offer process;

(d)

any attachment or judgment lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

(e)

Security existing on the date of this Agreement as described in Schedule 10 (Existing Security) provided that the principal amount secured thereby is not increased without the consent of the Agent (acting on the instructions of the Majority Lenders);

(f)

any Security on property acquired by the Company or any of its Subsidiaries after the date of this Agreement that was existing on the date of acquisition of such property provided that such Security was not incurred in anticipation of such acquisition; and any Security created to secure all or any part of the payment of the purchase price, or to secure indebtedness incurred or assumed to pay all or any part of the payment of the purchase price, of property acquired by the Company or any of its Subsidiaries after the date of this Agreement, provided, further, that (i) any such Security permitted pursuant to this paragraph (f) shall be confined solely to the item or items of property so acquired (including, in the case of any acquisition of a corporation through the acquisition of more than 50 per cent. of the voting stock of such corporation, the stock and assets of any acquired Subsidiary or acquiring Subsidiary by which the acquired Subsidiary shall be directly or indirectly controlled) and, if required by the terms of the instrument originally creating such Security, other property which is an improvement to, or is acquired for specific use with, such acquired property; (ii) if applicable, any such Security shall be created within nine Months after, in the case of property, its acquisition, or, in the case of improvements, their Completion; and (iii) no such Security shall be made in respect of any indebtedness in relation to repayment of which recourse may be had to any member of the Group (in the form of Security) other than in relation to the item or items as referred to in (i) above;

(g)

any Security renewing, extending or refinancing the indebtedness to which any Security permitted by paragraph (f) above relates; provided that the principal amount of indebtedness secured by such Security immediately prior thereto is not increased and such Security is not extended to other property;

(h)

any Security created on shares representing no more than a Stake in the capital stock of any of the Company’s Subsidiaries solely as a result of the deposit or transfer of such shares into a trust or a special purpose corporation (including any entity with legal personality) of which such shares constitute the sole assets provided that such Security may not secure Financial Indebtedness of the Company or any Subsidiary unless otherwise permitted under this Clause 23.6 and that the economic and voting rights in such capital stock is maintained by the Company in its Subsidiaries;

(i)	any Security permitted by the Agent, acting on the instructions of the Majority Lenders;
(j)	any Security created pursuant to or in respect of a Permitted Securitisation; or
(k)

in addition to the Security permitted by the foregoing paragraphs (a) to (j), Security securing indebtedness of the Company and its Subsidiaries (taken as a whole) not in excess of an amount equal to 5 per cent. of the Adjusted Consolidated Net Tangible Assets of the Group, as determined in accordance with GAAP, unless, in each case, the Obligors have made or caused to be made effective provision whereby the obligations hereunder are secured equally and rateably with, or prior to, the indebtedness secured by such Security (other than Permitted Security) for so long as such indebtedness is so secured.

For the purposes of paragraph (k) of this Clause 23.6, “Adjusted Consolidated Net Tangible Assets” means, with respect to any person, the total assets of such person and its Subsidiaries (less applicable depreciation, amortisation and other valuation reserves), including any write-ups or restatements required under GAAP (other than with respect to items referred to in (ii)

below), minus (i) all current liabilities of such person and its Subsidiaries (excluding the current portion of long-term debt) and (ii) all goodwill, trade names, trademarks, licences, concessions, patents, un-amortised debt discount and expense and other intangibles, all as determined on a consolidated basis in accordance with GAAP and by reference to the latest consolidated financial statements of the Company delivered pursuant to Clause 21.1 (Financial statements).

23.7	Disposals
(a)

Subject to paragraph (b) of this Clause 23.7, the Company shall not (and the Company shall ensure that none of its Subsidiaries and (if the Acquisition of BidCo Date has not occurred but BidCo becomes a Guarantor, during the period from the date that BidCo becomes a Guarantor until BidCo first becomes a Subsidiary of the Company (if such occurs)) none of BidCo and its Subsidiaries shall), without the prior written consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of all its assets or a substantial part of its assets representing more than 5 per cent. in aggregate of the total consolidated assets of the Group, calculated by reference to (x) the latest consolidated financial statements of the Company, delivered pursuant to paragraph (a)(i) of Clause 21.1 (Financial statements) or (ii) during the period in which a Compliance Certificate is delivered pursuant to Clause 21.2(c), the figures provided in such Compliance Certificate, unless (i) full value for such assets is received by the Company or its Subsidiaries; and (ii) an amount equal to the net proceeds of any such sale, lease, transfer or other disposal is reinvested within twelve months of receipt by the Company or its Subsidiaries in the business of the Group;

(b)	Paragraph (a) of this Clause 23.7 does not apply to any sale, lease, transfer or other disposal of assets:
(i)	made on arm’s length terms and for fair market value in the ordinary course of business of the disposing entity;
(ii)	in respect of any Permitted Securitisation;
(iii)

from any member of the Group to another member of the Group on arm’s length terms and for fair market or book value, provided that the exception contained in this paragraph (iii) shall not apply to any sale, lease, transfer or other disposal of an asset:

(1)

from any Obligor to another member of the Group which is neither an Obligor nor a subsidiary of an Obligor unless the person to whom such sale, lease, transfer or other disposal is made (the “Transferee”) or its direct or indirect parent company (as the case may be) becomes a Guarantor; or

(2)

from any Material Subsidiary to another member of the Group which is not a Material Subsidiary unless the person making such sale, lease, transfer or other disposal does not cease to be a Material Subsidiary or, if it ceases to be a Material Subsidiary, any Transferee shall be deemed to be a Material Subsidiary;

(iv)

in respect of which the net proceeds are used to repay any amounts outstanding hereunder in an amount equal to such net proceeds and if the Available Commitments in an amount equal thereto are cancelled;

(v)

in respect of which the proceeds are applied pursuant to any prepayment requirement in any debt agreements of the Company or any Subsidiary in relation to the use of proceeds received from the disposal of any assets;

(vi)	in respect of fixed assets or contractual rights which are exchanged for other fixed assets or contractual rights reasonably comparable as to type or quality;
(vii)	in respect of cash or cash equivalent investments;
(viii)

which occurs due to the solvent liquidation or reorganisation of any member of the Group so long as any payment or assets distributed as a result of such liquidation or reorganisation are distributed to other members of the Group; or

(ix)	pursuant to any joint venture agreements.
23.8	Merger
(a)

Subject to paragraphs (b) and (c) of this Clause 23.8, unless it has obtained the prior written approval of the Majority Lenders, no Obligor shall (and the Company shall ensure that none of its Subsidiaries or (prior to the Acquisition of BidCo Date) BidCo and its Subsidiaries shall) enter into any amalgamation, demerger, merger or other corporate reconstruction (a “Reconstruction”), other than (i) a Reconstruction relating only to Cemex Parent’s Subsidiaries inter se; (ii) a Reconstruction between the Company and any of its Subsidiaries; or (iii) a solvent reorganisation or liquidation of any of the Subsidiaries of the Company which are not Obligors, provided that in any case no Default shall have occurred and be continuing at the time of such transaction or would result therefrom and provided further that (a) none of the Security (if any) granted to the Lenders nor the guarantees granted by the Guarantors hereunder is or are adversely affected as a result, and (b) the resulting entity, if it is not an Obligor, assumes the obligations of the Obligor the subject of the merger.

(b)

Subject to paragraph (c) of this Clause 23.8, the Obligors may merge with any other person if the book value of such person’s assets prior to the merger does not exceed 3 per cent. of the book value of the Group’s assets taken as a whole considered on a consolidated basis.

(c)

No merger otherwise permitted by paragraphs (a) and (b) of this Clause 23.8 shall be so permitted if as a result the then existing Ratings of the Company would be downgraded whether at the time of, or within 3 Months of, the date of announcement of a Reconstruction, directly as a result of any merger involving the Company. Furthermore the resulting entity of any merger otherwise permitted by paragraphs (a) and (b) of this Clause 23.8, if it is not an Obligor, shall assume the obligations of any Obligor which is the subject of the merger.

23.9	Change of business
(a)	None of the Obligors shall make a substantial change to the general nature of its business from that carried on at the date of this Agreement.
(b)

None of the Obligors shall cease to carry on its business (save (except in the case of the Company which shall in no event cease or substantially change its business) unless another Obligor continues to operate any such business).

(c)

The Company shall procure that no substantial change is made to the general nature of the business of any of its Material Subsidiaries from that carried on at the date of this Agreement and that there shall be no cessation of such business (provided that (if BidCo is a Material Subsidiary) should BidCo cease to own any assets in accordance with the terms of this Agreement, such cessation shall not in itself constitute a breach of this paragraph (c) of Clause 23.9).

23.10	Insurance

The Obligors shall (and the Company shall ensure that each of its Material Subsidiaries (other than the Obligors) shall) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business where such insurance is available on reasonable commercial terms.

23.11	Environmental Compliance

The Company shall (and the Company shall ensure that each of its Subsidiaries and (following the Acquisition of Target Date but prior to the Acquisition of BidCo Date) BidCo and its Subsidiaries shall) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same, in each case where failure to do so might reasonably be expected to have a Material Adverse Effect.

23.12	Environmental Claims

The Company shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same:

(a)

if any Environmental Claim has been commenced or (to the best of the Company’s knowledge and belief) is threatened against any member of the Group or (prior to the Acquisition of BidCo Date) BidCo and its Subsidiaries which is likely to be determined adversely to the member of the Group (or, following the Acquisition of Target Date but prior to the Acquisition of BidCo Date, BidCo or its Subsidiary); or

(b)

of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group or (prior to the Acquisition of BidCo Date) BidCo and its Subsidiaries,

where the claim would be reasonably likely, if finally determined against that member of the Group (or, following the Acquisition of Target Date but prior to the Acquisition of BidCo Date, BidCo or its Subsidiary), to have a Material Adverse Effect.

23.13	Transactions with Affiliates

Each Obligor shall (and the Company shall ensure that its Subsidiaries shall) ensure that any transactions with its respective Affiliates are on terms that are fair and reasonable and no less favourable to such Obligor or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a person who is not an Affiliate (unless such transaction relates to the provision of funds for the Offer as between each Obligor, its Subsidiaries and its or their respective Affiliates).

23.14	Pari passu ranking

Each Obligor shall ensure that at all times its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law or regulation applying to companies generally from time to time.

23.15	Subsidiary Financial Indebtedness incurrence

If, at any time, the aggregate outstanding principal amount of Subsidiary Financial Indebtedness exceeds 15 per cent. of the Consolidated Total Assets, then for so long as such remains the case, no Subsidiary of the Company or (following the Acquisition of Target Date but prior to the Acquisition of BidCo Date), BidCo and its Subsidiaries (except Subsidiaries described in paragraph (f) of the definition of “Subsidiary Financial Indebtedness” below) may, directly or indirectly, create, incur, assume or otherwise become liable with respect to any other Financial Indebtedness.

“Subsidiary Financial Indebtedness” means Financial Indebtedness of a Subsidiary of the Company or following the Acquisition of Target Date but prior to the Acquisition of BidCo Date, BidCo and its Subsidiaries other than:

(a)	Financial Indebtedness of a Subsidiary of the Company that is an Excluded Subsidiary Guarantor;
(b)	Financial Indebtedness of a Subsidiary of the Company as disclosed in Schedule 13 (Existing Financial Indebtedness) including, for the avoidance of doubt, the Existing Target Debt provided that:
(i)	the principal amount of such Financial Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to any extension, refunding or refinancing; and
(ii)

the aggregate amount of all Financial Indebtedness that has been extended, refunded or refinanced under this paragraph (b) shall not exceed US$250,000,000 (or the equivalent thereof if denominated in another currency), for the avoidance of doubt, it is understood that:

(X)

if any such Financial Indebtedness is successively extended, refinanced or refunded, only the Financial Indebtedness outstanding after giving effect to all such successive extensions, refinancing and refundings shall be counted against the foregoing amount; and

(Y)

any Financial Indebtedness incurred in a currency other than US Dollars pursuant to this paragraph (b) shall continue to be permitted under this paragraph (b), notwithstanding any fluctuation in currency values, as long as the outstanding principal amount of such Financial Indebtedness (denominated in its original currency) does not exceed the maximum amount of such Financial Indebtedness (denominated in such currency) permitted to be outstanding on the date such Financial Indebtedness was incurred);

(c)	Financial Indebtedness of a Subsidiary of the Company owed to the Company or another Subsidiary of the Company;
(d)	Financial Indebtedness of a Subsidiary of the Company that was:
(i)	outstanding at the time such Subsidiary became a Subsidiary of the Company; or;
(ii)	contractually required to be incurred by such Subsidiary at such time,

provided that such Financial Indebtedness shall not have been incurred in contemplation of such Subsidiary becoming a Subsidiary of the Company and provided that there is no recourse to any member of the Group other than such Subsidiary following the date falling 60 days after such Subsidiary became a Subsidiary of the Company;

(e)

any Financial Indebtedness extending the maturity of the Financial Indebtedness referred to in paragraph (d) above, or any refunding or refinancing of the same, provided that the principal amount of such Financial Indebtedness shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing;

(f)	Financial Indebtedness of a Subsidiary of the Company which:
(i)

has been formed for the purpose of, and whose primary activities are, the issuance or other incurrence of debt obligations to Persons other than Affiliates of the Company and the lending or other advance of the net proceeds of such debt obligations (whether directly or indirectly) to the Company or any Guarantor which is a Holding Company (as defined in sub-Clause 26.3 (Additional Guarantors)); and

(ii)	has no significant assets other than debt obligations, promissory notes and other contract rights in respect of funds advanced to the Company or such Guarantors; and
(g)

Financial Indebtedness of a Subsidiary of the Company incurred pursuant to or in connection with any pooling agreements in place within a bank or financial institution, but only to the extent of offsetting credit balances of the Company or its Subsidiaries pursuant to such pooling arrangement.

(h)	Financial Indebtedness of BidCo owing to the Company or any of its Subsidiaries in respect of any funds that have been lent to BidCo for the purpose of funding the Offer.

For the purposes of this Clause 23.15 (Subsidiary Financial Indebtedness incurrence):

“Excluded Subsidiary Guarantor” means any Subsidiary of the Company that becomes a Guarantor (pursuant to Clause 26.3 (Additional Guarantors)) if legal opinions and other evidence are delivered to the Agent sufficient to establish to the reasonable satisfaction of the Agent and its legal adviser that the obligations of such Guarantor under this Agreement rank and will continue to rank at least pari passu with all other unsecured and unsubordinated Financial Indebtedness of such Guarantor, including in a bankruptcy or insolvency proceeding.

“Consolidated Total Assets” means, at any time, the total assets of the Company and its Subsidiaries, as determined in accordance with Spanish GAAP by reference to the most recent financial statements supplied by the Company pursuant to Clause 21.1 (Financial Statements) or any Compliance Certificate provided pursuant to Clause 21.2 (Compliance Certificate), provided that such financial statements or Compliance Certificate, as the case may be, shall be adjusted to: (i) reflect the acquisition of any Subsidiary; and (ii) (to the extent not already included) include the total assets of BidCo and its Subsidiaries, as determined in accordance with Spanish GAAP.

23.16	Payment restrictions affecting Subsidiaries

The Company shall not enter into or suffer to exist, or permit any of its Subsidiaries (or, following the Acquisition of Target Date but prior to the Acquisition of BidCo Date, BidCo and its Subsidiaries) to enter into or suffer to exist, any agreement or arrangement directly limiting the ability of any of its Subsidiaries to:

(a)

declare or pay dividends or other distributions in respect of its or their respective equity interests in a Subsidiary, except any agreement or arrangement entered into by a person prior to such person becoming a Subsidiary, in which case the Company shall use its reasonable endeavours to remove such limitations. If however, such limitations are reasonably likely to affect the ability of the Company to satisfy its payment obligations under this Agreement, the Company shall use its best endeavours to remove such limitations as soon as possible; or

(b)

repay or capitalise any intercompany indebtedness owed by any Subsidiary to any Obligor and, for the avoidance of doubt, subordination provisions shall not be considered a limitation for the purpose of this Clause 23.16.

The provisions of paragraphs (a) and (b) above shall not restrict:

(i)

any agreements or arrangements that are binding upon any person in connection with a Permitted Securitisation and any agreement or arrangement that limits the ability of any Subsidiary of the Company that transfers receivables and related assets pursuant to a Permitted Securitisation to distribute or transfer receivables and related assets provided that, in each case, all such agreements and arrangements are customarily required by the institutional sponsor or arranger of such Permitted Securitisation in similar types of documents relating to the purchase of receivables and related assets in connection with the financing thereof;

(ii)	customary provisions in joint venture agreements relating to dividends or other distributions in respect of such joint venture or the securities, assets and revenues of such joint venture; and
(iii)

restrictions on distributions applicable to Subsidiaries of the Company that are the subject of agreements to sell or otherwise dispose of the stock or assets of such Subsidiaries pending such sale or other disposition.

23.17	Notification of adverse change in Ratings

The Company shall promptly notify the Agent of any change in its Ratings or Outlook.

23.18	The Offer
(a)

The Company shall ensure, and shall procure that BidCo shall ensure, that the Announcement and the Offer Document and any other Offer Documents contain all the material terms and conditions of the Offer.

(b)

The Company shall not, and shall procure that BidCo shall not, without the prior written consent of Citigroup Global Markets Limited and The Royal Bank of Scotland plc (such consent not to be unreasonably withheld or delayed):

(i)

waive, amend, revise, withdraw, agree, declare or accept or treat as satisfied or decide not to enforce, in whole or in part, any condition of the Offer as to the level of acceptances from those entitled to accept the terms of the Offer, where to do so would result in such level being less than 50.01 per cent. of the total possible acceptances available; and

(ii)

issue or allow to be issued on its behalf any press release or other publicity which refers to any Facility or any Finance Party unless the publicity is required by any provision of applicable law or any stock exchange, listing authority or comparable regulatory entity. In that case the Company shall notify Citigroup Global Markets Limited and The Royal Bank of Scotland plc as soon as practicable upon becoming aware of the requirement, shall consult with Citigroup Global Markets Limited and The Royal Bank of Scotland plc on the terms of the reference and shall have regard to (but, for the avoidance of doubt, shall not be required to include) any timely comments of Citigroup Global Markets Limited and The Royal Bank of Scotland plc.

(c)	The Company shall comply with the Corporations Act and all other applicable laws in all material respects in the context of the Offer.
(d)

The Company shall keep Citigroup Global Markets Limited and The Royal Bank of Scotland plc informed as to the status and progress of the Offer and, in particular, will from time to time and promptly upon reasonable request give to Citigroup Global Markets Limited and The Royal Bank of Scotland plc details of the current level of acceptances of the Offer (to the extent available and permitted by the applicable laws of Australia and relevant regulations).

(e)	The Company shall inform Citigroup Global Markets Limited and The Royal Bank of Scotland plc in advance as to:
(i)

the terms and conditions of any assurance or undertaking proposed to be given by or on behalf of any member of the Group (or, so far as the Company is aware, the Target or any of its Subsidiaries) to any person for the purpose of obtaining any authorisation necessary or desirable in connection with the Offer; and

(ii)	any terms or conditions proposed in connection with any authorisation necessary or desirable in connection with the Offer.
(f)

If any member of the Group becomes aware (whether through notice from any Finance Party or otherwise) of a circumstance or event which is or could reasonably be construed to be covered by any condition of the Offer which, if not waived, would entitle BidCo (with the consent of any other party, if needed) to lapse the Offer, the Company shall promptly notify Citigroup Global Markets Limited and The Royal Bank of Scotland plc.

(g)

If BidCo becomes entitled to initiate the compulsory acquisition procedures set out in Part 6A.1 of the Corporations Act in relation to the shares in Target to which the Offer relates, the Company shall procure that BidCo:

(i)	shall initiate those procedures promptly (and in any event within 30 days after becoming entitled to do so); and
(ii)	shall use all reasonable endeavours to acquire 100 per cent. of the shares to which the compulsory acquisition procedures apply within 12 weeks after initiating those procedures.
(h)

If BidCo is required by any holder of the Target’s shares to acquire that holder’s shares pursuant to the compulsory buy-out provisions of the Corporations Act, the Company shall procure that BidCo will promptly comply with the requirements of the Corporations Act in that respect.

23.19	Consultation regarding further financing

The Company shall consult (but, for the avoidance or doubt, with no obligation to act on the outcome of such consultation) for a period of at least 5 days with Citigroup Global Markets Limited and The Royal Bank of Scotland plc, should it (or any of its Affiliates) seek to raise financing for the purpose of the Offer other than (i) the Facilities and (ii) the Other Agreed Offer Facilities (in a maximum amount of US$3,800,000,000).

23.20	NOF

The Company shall as soon as reasonably practicable after the date of this Agreement and in any event prior to any interest payment hereunder falling due, provide the Agent with a copy of form PE 1 stamped by the Bank of Spain (Banco de España), whereby it assigns a Financial Operation Number (“NOF”) to the Facilities.

24.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 24 is an Event of Default.

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless such failure to pay is caused by an administrative error or technical difficulties within the banking system in relation to the transmission of funds and payment is made within three Business Days of its due date.

24.2	Financial Covenants

Any requirement of Clause 22 (Financial Covenants) is not satisfied.

24.3	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 22 (Financial covenants)).
(b)

No Event of Default under paragraph (a) of this Clause 24.3 above will occur if the failure to comply is capable of remedy and is remedied within fifteen Business Days of the Agent giving written notice to the Company or the Company becoming aware of the failure to comply, whichever is the earlier.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

24.5	Cross acceleration
(a)

Any Financial Indebtedness of any Obligor or member of the Group or (following the Acquisition of Target Date but prior to the Acquisition of BidCo Date) BidCo or its Subsidiaries is not paid when due nor within any originally applicable grace period.

(b)

Any Financial Indebtedness of any Obligor or member of the Group or (following the Acquisition of Target Date but prior to the Acquisition of BidCo Date) BidCo or its Subsidiaries is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)

No Event of Default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness falling within paragraphs (a) and (b) of this Clause 24.5 above is less than US$75,000,000 (or its equivalent in any other currency or currencies).

24.6	Insolvency
(a)

Any of the Obligors or Material Subsidiaries is unable or admits inability to pay its debts as they fall due or, by reason of actual or anticipated financial difficulties, suspends making payments on any of its debts or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any of the Obligors or Material Subsidiaries is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of any of the Obligors or Material Subsidiaries.
24.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any of the Obligors or Material Subsidiaries, other than a solvent liquidation or reorganisation of any of the Material Subsidiaries which are not Obligors;

(b)	a composition, assignment or arrangement with any class of creditor of any of the Obligors or Material Subsidiaries;
(c)

the appointment of a liquidator (other than in respect of a solvent liquidation of any of the Material Subsidiaries which are not Obligors), receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any of the Obligors or Material Subsidiaries or any of their assets;

or any analogous procedure or step is taken in any jurisdiction.

This paragraph shall not apply to any winding-up petition (or equivalent procedure in any jurisdiction) which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement.

24.8	Expropriation and sequestration

Any expropriation or sequestration affects any asset or assets of any Obligor or any Material Subsidiary and has a Material Adverse Effect.

24.9	Creditors’ process and enforcement of Security
(a)	Any Security is enforced against any Obligor or any Material Subsidiary.
(b)	Any attachment, distress or execution affects any asset or assets of any Obligor or any Material Subsidiary which is reasonably likely to cause a Material Adverse Effect.
(c)	No Event of Default under paragraphs (a) or (b) of this Clause 24.9 above will occur if:
(i)	the action is being contested in good faith by appropriate proceedings;
(ii)

the principal amount of the indebtedness secured by such Security or in respect of which such attachment, distress or execution is carried out represents less than US$75,000,000 (or its equivalent in any other currency or currencies); and

(iii)	the enforcement proceedings, attachment, distress or execution is or are discharged within 60 days of commencement.

24.10	Ownership of Obligors

Any Obligor (other than the Company) ceases to be a Subsidiary of the Company.

24.11	Failure to comply with judgment

Any Obligor or any Material Subsidiary fails to comply with or pay any sum due from it under any judgement or any order made or given by any court of competent jurisdiction, unless payment of any such sum is suspended pending an appeal.

24.12	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents where non-performance is reasonably likely to cause a Material Adverse Effect.

24.13	Repudiation

An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

24.14	Material adverse change

Any material adverse change arises in the financial condition of the Group taken as a whole or (following the Acquisition of Target Date but prior to the Acquisition of BidCo Date only) the Group and the Target Group taken as a whole, which the Majority Lenders reasonably determine would result in the failure by any Obligor to perform its payment obligations under any of the Finance Documents.

24.15	BidCo
(a)

If at any time following the date falling 6 Months after the First Utilisation Date, BidCo is not a wholly-owned Subsidiary of the Company, unless at such time BidCo has acceded to this Agreement as an Additional Guarantor.

(b)	If at any time BidCo is not a direct or indirect Subsidiary of Cemex Parent.
24.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, while such Event of Default is continuing and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;
(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

24.17	Clean Up Period

Notwithstanding any other term of this Agreement, if during the Clean-Up Period a matter or circumstance exists in respect of the Target and/or any member of the Target Group which would constitute a breach under the Finance Documents including:

(i)	a breach of any representation or warranty made in Clause 20 (Representations);

(ii)	a breach of any covenant set out in Clause 23 (General Undertakings); or
(iii)	a Default,

such matter or circumstance will not constitute a breach of such representation or warranty or covenant or a Default until after the end of the Clean-Up Period, provided that reasonable steps are being taken to cure such matter or circumstance (following the Company or BidCo becoming aware of the same), unless such matter or circumstance (1) could reasonably be expected to have a Material Adverse Effect or (2) is not capable of cure or if capable of cure, no reasonable steps are being taken to cure and, in each case, the matter or circumstance has been procured by, or approved by, the Company, Cemex Parent or BidCo.

SECTION 9

CHANGES TO PARTIES

25.	CHANGES TO THE LENDERS
25.1	Assignments and transfers by the Lenders

Subject to this Clause 25, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights and benefits in respect of any Utilisation; or
(b)	transfer by novation any of its rights, benefits and obligations in respect of any Commitment or any Utilisation,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”), provided that no Lender may transfer or assign any of its rights, benefits or obligations under the Finance Documents to any U.S. Lender or enter into a sub-participation agreement in respect of such rights, benefits or obligations with a U.S. Lender.

25.2	Conditions of assignment or transfer
(a)	The Borrower must be notified no later than one Business Day prior to the proposed date of any assignment or transfer pursuant to this Clause 25.1 (Assignments and transfers by the Lenders).
(b)	An assignment will be effective only on:
(i)

receipt by the Agent of written confirmation from the New Lender that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)

the satisfaction of the Agent with the results of all “know your client” or other checks relating to the identity of any person that it is required by law to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will be effective only if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.
(d)	If:
(i)	a Lender assigns or transfers any of its rights, benefits or obligations under the Finance Documents or changes its Facility Office; and
(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 14 (Tax gross-up and indemnities) or Clause 15 (Increased costs), then the New Lender or Lender acting through its new Facility Office is entitled to receive payment under those Clauses only to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(e)

In addition to the other assignment rights provided in this Clause 25, each Lender may assign, as collateral or otherwise, any of its rights under this Agreement (including rights to payments of principal or interest on the Loans) to any trustee for the benefit of the holders of such Lender’s securities provided that no such assignment shall release the assigning Lender from any of its obligations under this Agreement.

25.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,000, except no such fee shall be payable in connection with an assignment or transfer to a New Lender upon primary syndication of the Facilities.

25.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law or regulation are excluded.

(b)	Each New Lender confirms to the Existing Lender, and the other Finance Parties that it:
(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 25; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
25.5	Procedure for transfer
(a)

Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and send a copy to the Company.

(b)	On the Transfer Date:
(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights, and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arranger, the New Lender and the other Lenders, shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.
25.6	Procedure for assignment
(a)

Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this

Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender upon its completion of all “know your customer” or other checks relating to any person that it is required to carry out in relation to the assignment to such New Lender.

(c)	On the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents;
(ii)	the Existing Lender will be released from the obligations (the “Relevant Obligations”) expressed to be the subject of the release in the Assignment Agreement; and
(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(d)

Lenders may utilise procedures other than those set out in this Clause 25.6 to assign their rights under the Finance Documents provided that they comply with the conditions set out in Clause 25.2 (Conditions of assignment or transfer).

25.7	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has received a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

25.8	Disclosure of information
(a)	Any Lender may disclose to any of its Affiliates and any other person:
(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Finance Documents;
(ii)

with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents; or

(iii)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate provided that (in the case of paragraphs (i) and (ii) only) the person to whom the information is to be given has entered into a Confidentiality Undertaking.

(b)

Any Lender may also disclose the size and term of the Facilities and the name of each of the Obligors to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Lender’s rights or obligations under the Finance Documents provided that the person to whom the information is to be given has entered into a Confidentiality Undertaking.

25.9	Interest

All interest accrued in the Interest Period in which a transfer is effective shall be paid to the Existing Lender.

26.	CHANGES TO THE OBLIGORS
26.1	Assignment and Transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Borrowers
(a)

Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 21.6 (“Know your client” checks), the Company may request that any of its wholly owned Subsidiaries which is not a dormant Subsidiary becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	either:
(A)	(if at the time the Company is a Guarantor hereunder) the Majority Lenders approve the addition of that Subsidiary; or
(B)	(if at the time the Company is not a Guarantor hereunder) the Lenders approve the addition of that Subsidiary:
(ii)	the Company and that Subsidiary deliver to the Agent a duly completed and executed Accession Letter;
(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and
(iv)

the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent required to be delivered by an Additional Obligor) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent required to be delivered by an Additional Obligor).

26.3	Additional Guarantors
(a)

Subject to compliance with the provisions of paragraphs (b) and (c) of Clause 21.6 (“Know your client” checks), the Company may request that it or any of its wholly owned Subsidiaries become an Additional Guarantor.

(b)	The Company may request that it or any of its Subsidiaries becomes an Additional Guarantor by:

(A)	the Company delivering to the Agent a duly-completed and executed Accession Letter; and
(B)

the Agent receiving from the Company all of the documents and other evidence referred to in Part II of Schedule 2 (Conditions Precedent required to be delivered by an Additional Obligor) in relation to that Additional Guarantor.

(c)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent required to be delivered by an Additional Obligor).

26.4	Resignation of Guarantor

A Guarantor (a “Resigning Guarantor”) will cease to be a Guarantor if:

(a)

it makes a sale, lease, transfer or other disposal of all or substantially all (but not a part only) of its assets to another member of the Group which is or becomes a Guarantor in accordance with Clause 26.3 (Additional Guarantors); or

(b)	it notifies the Agent that it has no assets and provides the Agent with a certificate signed by a director of the Company confirming that it has no assets,

provided that:

(i)	such Resigning Guarantor also, if applicable, ceases concurrently to be a guarantor in respect of any other indebtedness of the Group or of any member of the Group;
(ii)	such Resigning Guarantor notifies the Agent of any sale, lease, transfer or other disposal in accordance with paragraph (a) of this Clause 26.4; and
(iii)	the Company may not resign as a Guarantor without the consent of all Lenders.
26.5	Resignation of a Borrower
(a)

The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a letter of resignation signed by an Authorised Signatory of the Company and the relevant Borrower, which confirms that the requirements of paragraph (b) below are met.

(b)	The Agent shall accept such a resignation and notify the Company and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the resignation (and the Company has confirmed this is the case); and
(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

26.6	Removal of Guarantor
(a)

At any time following the date (if any) on which a member of the Group has acceded to this Agreement as an Additional Guarantor, in the event that the Company delivers to the Agent a certificate (a “Guarantor Removal Certificate”) signed by two authorised signatories of the Company confirming that (as at the date of the Guarantor Removal Certificate) a substantial part of the Net Borrowings of the Group:

(i)

is guaranteed only by the Company and/or any other guarantors which are not Guarantors (whether, for the avoidance of doubt, as a result of the repayment, redemption, maturity or cancellation of any Financial Indebtedness, or any agreement with any creditor of the Group or as a result of any other reason); and/or

(ii)

(A) is subject to provisions in any agreements or documents (including this Agreement) with any creditor of the Group (or any other party) relating to any Financial Indebtedness of the Group, which allow for the removal of all or any of the Guarantors as guarantors pursuant to such agreements or documents (other than the Company, such that the only remaining guarantors of such Financial Indebtedness would in each case be the Company and/or any other guarantors which are not Guarantors), and (B) the conditions (if any) to such removal pursuant to such agreements or documents have been met by the relevant Guarantor, and (C) any or all of the Guarantors (other than the Company) has or have been removed (or will be so removed at a date which is not later than the date scheduled for removal of the relevant Guarantor pursuant to the relevant Guarantor Removal Certificate) as guarantors of the relevant Financial Indebtedness pursuant to such agreements or other documents, the obligations of the relevant Guarantor(s) (other than the Company) under the guarantee and indemnity contained in Clause 19 (Guarantee and Indemnity) shall terminate and such Guarantor(s) shall be deemed to be discharged in full, and shall cease to be Guarantor(s), effective as at the date indicated in the Guarantor Removal Certificate, which date shall not be earlier than 10 days of receipt by the Agent of the Guarantor Removal Certificate, provided always that any such termination and discharge pursuant to this Clause 26.6 would not result in a downgrading of the then current Rating of the Company assigned by S&P or Fitch.

(b)	For the purposes of this Clause 26.6, a “substantial part” shall mean an aggregate amount equal to or greater than 85 per cent. of the aggregate value of the Net Borrowings of the Group.

The “Net Borrowings” of the Group referred to in this Clause shall be determined by reference to the most recent Compliance Certificate delivered to the Agent pursuant to Clause 21.2 (Compliance Certificate) at the date of the relevant Guarantor Removal Certificate.

(c)	For the avoidance of doubt, the Guarantor Removal Certificate shall also:

(i)	specify the percentage of the Net Borrowings of the Group which is guaranteed only by the Company and/or any other guarantors which are not Guarantors;
(ii)	specify the percentage of the Net Borrowings of the Group which is subject to provisions in agreements or documents which allow for the removal of the Guarantors (other than the Company); and
(iii)

certify that the conditions (if any) to the removal of such Guarantors in such agreements or documents have been met by the relevant member of the Group as at the date of the Guarantor Removal Certificate;

(iv)

certify that the relevant Guarantor(s) has or have been removed (or will be so removed at a date which is not later than the date scheduled for removal of the relevant Guarantor pursuant to the relevant Guarantor Removal Certificate) as Guarantor(s) of the relevant Financial Indebtedness; and

(v)	confirm that neither S&P nor Fitch will downgrade the then current Rating assigned to the Company as a result of the removal of the relevant Guarantor(s) as Guarantor(s) under this Agreement.
(d)

Following delivery of the Guarantor Removal Certificate to the Agent, the Company shall provide notice of the removal, and termination of the obligations of the Guarantors (other than the Company) to the Finance Parties, in accordance with Clause 32 (Notices) of the Agreement.

26.7	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Affiliate that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE AGENT AND THE ARRANGER
27.1	Appointment of the Agent
(a)	Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.
(b)

Each of the Arranger and the Lenders, authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Duties of the Agent
(a)

The Agent shall promptly forward to a Party the original or a copy of any document (including, but not limited to, the Company’s annual financial statements) which is delivered to the Agent for that Party by any other Party.

(b)	The Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(c)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)

If the Agent is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
27.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent and/or the Arranger, as a trustee or fiduciary of any other person.
(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
27.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

27.6	Rights and discretions
(a)	The Agent may rely on:
(i)

any representation, notice or document (including, for the avoidance of doubt, any representation, notice or document communicating the consent of the Majority Lenders pursuant to Clause 36.1 (Required consents)) believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and
(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.
(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(f)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger, is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law and regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders’ instructions
(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
27.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

27.9	Exclusion of liability
(a)

Without limiting paragraph (b) below, neither the Agent nor the Arranger will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct or wilful breach of any Finance Document.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 27 subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any checks pursuant to any laws or regulations relating to money laundering in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

27.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the European Union as successor by giving notice to the other Finance Parties and the Company.
(b)

Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the European Union).

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.
(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27.11. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

27.12	Confidentiality
(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
(c)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent and the Arranger are obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.13	Relationship with the Lenders
(a)

The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formulae).
27.14	Credit appraisal by the Finance Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of the Information Memorandum, and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

27.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.16	Agent’s Management Time

Any amount payable to the Agent under Clause 16.3 (Indemnity to the Agent) and Clause 27.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 13 (Fees).

27.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)

oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax (but without prejudice to the terms of Clause 14.3 (Tax indemnity)).

29.	SHARING AMONG THE FINANCE PARTIES
29.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (whether by way of set-off or otherwise) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial payments).

29.3	Recovering Finance Party’s rights
(a)

On a distribution by the Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)

that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5	Exceptions
(a)

This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 29, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

30.	PAYMENT MECHANICS
30.1	Payments to the Agent
(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payments by Obligors or Lenders shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor), Clause 30.4 (Clawback) and Clause 27.17 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London).

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.4	Clawback
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Partial payments
(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
(d)

The Lenders hereby expressly agree that the Agent shall not apply any amount received in accordance with paragraph (a) above to discharge the obligations of an Obligor owed to a Lender if such partial payment received by the Agent is as a result of that Lender being considered as a subordinated creditor by operation of any insolvency law.

30.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.7	Business Days
(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
30.8	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and currency of payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
30.9	Change of currency
(a)

Unless otherwise prohibited by law or regulation, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES
32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or (in accordance with Clause 32.5 (Electronic communication)) by email.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;
(b)	in the case of each Lender, or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and
(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or
(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,
(iii)	and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.
(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent. The Company may make and/or deliver as agent of each Obligor notices and/or requests on behalf of each Obligor.
(d)	Any communication or document made or delivered to the Company in accordance with this Clause 32 will be deemed to have been made or delivered to each of the Obligors.
(e)	Any notice delivered in accordance with this Clause 32 after 4pm local time in the place of delivery on a given day shall be deemed to have been received on the next Business Day after such day.
32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication
(a)

Any communication to be made between the Agent and a Lender and/or any member of the Group under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender and/or member of the Group:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)

Any electronic communication made between the Agent and a Lender and/or any member of the Group will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender and/or any member of the Group to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English or Spanish; or
(ii)

if not in English or Spanish, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32.7	Obligor Agent
(a)

Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter (as the case may be) irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises (i) the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests or Conversion Requests), to execute on its behalf any documents required hereunder and to make such agreements capable of being given or made by any Obligor notwithstanding that they may affect such Obligor, without further reference to or consent of such Obligor; and (ii) each Finance Party to give any notice, demand or other communication to such Obligor pursuant to the Finance Documents to the Company on its behalf, and in each case such Obligor shall be bound thereby as though such Obligor itself had given such notices and instructions (including, without limitation, any Utilisation Requests or Conversion Requests) or executed or made such agreements or received any notice, demand or other communication.

(b)

Every act, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Company, or given to the Company, in its capacity as agent in accordance with paragraph (a) of this Clause 32.7, in connection with this Agreement shall be binding for all purposes on such Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

32.8	Use of Websites
(a)

The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;
(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.
(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:
(i)	the Designated Website cannot be accessed due to technical failure;
(ii)	the password specifications for the Designated Website change;
(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

33.	CALCULATIONS AND CERTIFICATES
33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days, or where the interest, commission or fee is to accrue in respect of any amount denominated in sterling, 365 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.4	Spanish Civil Procedure

In the event that this Agreement is raised to a Spanish Public Document, for the purposes of Article 572.2 of the Spanish Civil Procedure Law (Ley de Enjuiciamiento Civil), all parties expressly agree that the exact amount due at any time by the Obligors to the Lenders will be the amount specified in a certificate issued by the Agent (and/or any Lender) in accordance with Clause 33.2 (Certificates and Determinations) as representative of the Lenders reflecting the balance of the accounts referred to in Clause 33.1 (Accounts).

33.5	No personal liability

If an individual signs a certificate on behalf of any member of the Group and the certificate proves to be incorrect, the individual will incur no personal liability as a result, unless the individual acted fraudulently in giving the certificate. In this case any liability of the individual will be determined in accordance with applicable law.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law or regulation of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the laws or regulations of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or regulation.

36.	AMENDMENTS AND WAIVERS
36.1	Required consents
(a)

Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.
(c)	The Company may effect, as agent of each Obligor, any amendment or waiver permitted by this Clause 36.
36.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Certain Funds Period”, “Certain Funds Default” “Majority Lenders” or “Optional Currency” in Clause 1.1 (Definitions);
(ii)	an extension to the Availability Period or to the date of any scheduled payment of any amount under the Finance Documents;
(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;
(iv)	a change in currency of payment of any amount under the Finance Documents;
(v)	an increase in or an extension of any Commitment;
(vi)	a change to the Borrowers or any of the Guarantors other than in accordance with Clause 26 (Changes to the Obligors);
(vii)	any provision which expressly requires the consent of all the Lenders; or
(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 19 (Guarantee and Indemnity), Clause 25 (Changes to the Lenders), Clause 26 (Changes to

the Obligors) (save to the extent a provision of Clause 26 refers only to requiring the approval of the Majority Lenders) or this Clause 36,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger, may not be effected without the consent of the Agent or the Arranger at such time.
37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement is governed by English law.

39.	ENFORCEMENT
39.1	Jurisdiction of English Courts
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law or regulation, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law or regulation, each Obligor (other than an Obligor incorporated in England and Wales):

(a)

shall irrevocably appoint the Process Agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and shall procure that the Process Agent confirms its acceptance of that appointment in writing on or before the date of this Agreement; and

(b)	agrees that failure by the Process Agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

Part I

The Obligors

Name of Original Borrower	Registration number (or equivalent, if any)
Cemex España, S.A.	N° Hoja-Registro Mercantil, Madrid: M- 156542 NIF: A46/004214

Part II

The Original Lenders

Lender	Facility A Commitment (US$)	Facility B Commitment (US$)	Facility C Commitment (US$)
Citibank International plc, Sucursal en España	203.000.000	203.000.000	203.000.000
The Royal Bank of Scotland plc	203.000.000	203.000.000	203.000.000
Banco Bilbao Vizcaya Argentaria, S.A.	116.666.667	116.666.667	116.666.666
Banco Santander Central Hispano, S.A.	110.333.334	110.333.333	110.333.333
The Bank of Tokyo-Mitsubishi UFJ, Ltd., Sucursal en España	110.333.334	110.333.333	110.333.333
Barclays Bank PLC	110.333.334	110.333.333	110.333.333
Bayerische Hypo- und Vereinsbank AG	110.333.334	110.333.333	110.333.333
Bayerische Landesbank	110.333.334	110.333.333	110.333.333
BNP Paribas Sucursal en España	110.333.334	110.333.333	110.333.333
BoA Netherlands Coöperatieve U.A.	110.333.334	110.333.333	110.333.333
Caja de Ahorros de Galicia	110.333.333	110.333.334	110.333.333
Caja Madrid	110.333.333	110.333.334	110.333.333
Calyon	110.333.333	110.333.334	110.333.333
FORTIS BANK, S.A. Sucursal en España	110.333.333	110.333.334	110.333.333
HSBC Bank plc Sucursal en España	110.333.333	110.333.334	110.333.333
ING Belgium, S.A. Sucursal en España	110.333.333	110.333.334	110.333.333
Instituto de Crédito Oficial	110.333.333	110.333.334	110.333.333
JPMORGAN CHASE BANK N.A., Sucursal en España	110.333.333	110.333.333	110.333.334
Lloyds TSB Bank plc	110.333.333	110.333.333	110.333.334
Mizuho Corporate Bank Nederland N.V.	110.333.333	110.333.333	110.333.334
SANPAOLO IMI, S.p.A. Sucursal en España	110.333.333	110.333.333	110.333.334
Scotiabank Europe plc	110.333.333	110.333.333	110.333.334
Société Générale S.A.	110.333.333	110.333.333	110.333.334
Standard Chartered Bank	110.333.333	110.333.333	110.333.334
WestLB AG, Sucursal en España	110.333.333	110.333.333	110.333.334
Banco de Sabadell, S.A.	50.000.000	50.000.000	50.000.000
TOTAL	3.000.000.000	3.000.000.000	3.000.000.000

SCHEDULE 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Utilisation

1.	The Company
(a)	A copy of the current constitutional documents of the Company.
(b)

A power of attorney granting a specific individual or individuals sufficient power to sign the Finance Documents on behalf of the Company and a copy of a resolution of the board of directors of the Company:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents.
(d)	A certificate of the Company (signed by an Authorised Signatory) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.
(e)

A certificate of an Authorised Signatory of the Company certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Transaction Documents and related documents

A copy of the current constitutional documents of BidCo.

3.	Finance Documents
(a)	This Agreement executed by the parties hereto.
(b)	Any Fee Letter.
4.	Legal Opinions
(a)	A legal opinion as to English law from Clifford Chance substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion with respect to the laws and regulations of the Kingdom of Spain from Clifford Chance SL, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
(c)	An opinion from in-house counsel of the Company, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
5.	Offer Related Conditions
(a)	A copy, certified as being a true and complete copy by an Authorised Signatory of the Company, of the Announcement.
(b)	A copy, certified as being a true and complete copy by an Authorised Signatory of the Company, of the Offer Document.
(c)

A copy, certified as being a true and complete copy by an Authorised Signatory of the Company, of the announcement that the Offer has become or has been declared unconditional in all respects together with a certificate from an Authorised Signatory of the Company that in BidCo declaring the Offer unconditional, BidCo is not in breach of Clause 23.18 (The Offer).

(d)	Either:
(i)

a notice of the Treasurer of the Commonwealth of Australia stating that the Commonwealth Government does not object to Cemex, S.A.B. de C.V. or any direct of indirect subsidiary of it acquiring a substantial shareholding in Target; or

(ii)

evidence that the Treasurer of the Commonwealth of Australia has become, or is, precluded (by reason of lapse of time or otherwise) from making an order in respect of the acquisition of Target by such a person under the Foreign Acquisitions and Takeovers Act 1975 (Cth).

(e)	A certificate from the Company dated no earlier than the Unconditional Date confirming that:
(i)

BidCo has complied in all material respects with the requirements of Chapter 6 (takeovers) of the Corporations Act and that all other Australian regulatory and other approvals contemplated by the Offer or to which the Offer is subject have been obtained;

(ii)	all United States or other regulatory requirements with regard to the acquisition of any Target ADRs have been obtained;
(iii)	BidCo has declared the Offer free from all defeating conditions in accordance with Section 650F of the Corporations Act; and
(iv)

it, Cemex Parent and BidCo (in each case, as confirmed to the Company by Cemex Parent) has or will have sufficient funds available for BidCo to pay for all Target Shares to be acquired by it pursuant to the Offer.

6.	Other Documents and Evidence
(a)	The Group Structure Chart.
(b)	The Funds Flow Statement.
(c)	The Original Financial Statements of the Company.
(d)	Evidence that the process agent referred to in Clause 39.2 (Service of process) has accepted its appointment.

Part II

Conditions Precedent Required to be delivered by an Additional Obligor

Obligors:

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.
(a)	A copy of the constitutional documents of the Additional Obligor.
(b)	A copy of a resolution of the board of directors of the Additional Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;
(ii)	authorising a specified person or persons to execute the Accession Letter and other Finance Documents on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.
(d)

Should the legal advisers of the Lenders consider it advisable, a copy of a resolution signed by all the holders of the issued shares of the Additional Obligor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Obligor is a party.

(e)

A certificate of the Additional Obligor (signed by an Authorised Signatory) confirming that guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.

(f)

A certificate of an Authorised Signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

2.	Legal opinions
(a)	A legal opinion of the legal advisers to the Additional Obligor in form and substance reasonably satisfactory to the legal advisers of the Lenders.
(b)	A legal opinion of Clifford Chance, or other firm that can opine for the Additional Obligor if not Clifford Chance, legal advisers to the Lenders.
3.	Other documents and evidence
(a)	Evidence that any process agent referred to in Clause 39.2 (Service of process) has accepted its appointment.

(b)

In relation to any Additional Borrower incorporated in Spain, a copy of form PE-1 stamped by the Bank of Spain (Banco de España), whereby it assigns a Financial Operation Number (“NOF”) to the accession of such Additional Borrower.

(c)

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers (after having taken appropriate legal advice) to be necessary or desirable (if it has notified the Additional Obligor and the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(d)	The Original Financial Statements of the Additional Guarantor.

SCHEDULE 3

REQUESTS

Part I

Utilisation Request

From:	[Each relevant Borrower]
To:	[Agent]

Dated:

Dear Sirs

Cemex – US$9,000,000,000 Acquisition Facilities Agreement

dated [•] December 2006 (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Utilisation Request. Terms defined in the Facilities Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan under each Facility on the following terms:
	Facility A	Facility B	Facility C
(a) Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)	[•] (or, if that is not a Business Day, the next Business Day)	[•] (or, if that is not a Business Day, the next Business Day)
(b) Borrower:	[•]	[•]	[•]
(c) Facility to be utilised:	Facility A	Facility B	Facility C
(d) Currency of Loan:	[•]	[•]	[•]
(e) Amount:	[•] or, if less, the relevant Available Facility	[•] or, if less, the relevant Available Facility	[•] or, if less, the relevant Available Facility
(f) Interest Period:	[•]	[•]	[•]

3.	We confirm that, to the extent applicable, each condition specified in Clause 4.3 (Further conditions precedent) is satisfied or waived on the date of this Utilisation Request.
4.	The proceeds of each Loan should be credited to the relevant accounts as follows:

Facility A Loan:	☐.
Facility B Loan:	☐.
Facility C Loan:	☐.
5.	This Utilisation Request is irrevocable.
6.

Terms used in this Utilisation Request which are not defined in this Utilisation Request but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

Yours faithfully

.......................................

authorised signatory for

[each relevant Borrower]

NOTES:

[Please note, in particular the requirements of Clause 5.4 (Pro rata drawings)].

Part II

Selection Notice

Applicable to a Facility A Term Loan, a Facility B Loan or a Facility C Loan

From:	[Borrower] [Company]*
To:	[Agent]

Dated:

Dear Sirs

Cemex – US$9,000,000,000 Acquisition Facilities Agreement

dated [•] December 2006 (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Selection Notice. Terms defined in the Facilities Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Facility [A Term]/[B]/[C] Loan[s] with an Interest Period ending on [ ]**.
3.	[We request that the above Facility [A Term]/[B]/[C] Loan[s] be divided into [ ] Facility [A Term]/[B]/[C] Loan[s] with the following Base Currency Amounts and Interest Periods:]***

or

[We request that the next Interest Period for the above Facility [A Term]/[B]/[C] Loan[s] is [	]].****
4.	This Selection Notice is irrevocable.

Yours faithfully

.....................................

authorised signatory for

[the Company on behalf of] [insert name of Relevant Borrower] *

NOTES:

*	Amend as appropriate. The Selection Notice can be given by the Borrower or the Company.

**           Insert details of all Term Loans for the relevant Facility which have an Interest Period ending on the same date.

***	Use this option if division of Loans is requested.
****	Use this option if sub-division is not required.

Part III

Conversion Request

To:

From:

Dated:

Cemex – US$9,000,000,000 Acquisition Facilities Agreement

dated [•] December 2006 (the “Facilities Agreement”)

1.	We refer to the Facilities Agreement. Terms defined in the Facilities Agreement have the same meaning when used in this request.
2.	This is a Conversion Request.
3.	[We hereby give you notice that we wish to exercise the option set out in Clause 8.1 (First Term Out Option) as follows:-

Outstanding Facility A Loan to be converted

(a)	Currency: ...................................................................................
(b)	Amount of the Facility A Loan to be converted on the Initial Facility A Termination Date:....................................................................

New Facility A Loan to be made

(a)	Currency: ...................................................................................
(b)	Amount of the undrawn Facility A Commitment to be drawn down as a Facility A Term Loan:....................................................................] / or*

[We hereby give you notice that we wish to exercise the option set out in Clause 8.2 (Second Term Out Option) as follows:-

(a)	Currency: .................................................................................
(b)	Amount of the Facility A Term Loan(s) to be have its final maturity extended to the Second Term Out Option Termination Date: ..............................]
4.	We confirm that, as at the date of this Request, no Default has occurred and is continuing.

Yours faithfully

For and on behalf of

[The Company]

_________________________

* Select as appropriate.

SCHEDULE 4

MANDATORY COST FORMULAE

1.

The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.

The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to a sterling Loan:

(b)	in relation to a Loan in any currency other than sterling:

per cent per annum

Where:

A

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B

is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 10.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.
E

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b)

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.

Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and
(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.

The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.

The Agent may from time to time, after consultation with the Company and the Lenders, determine and if so requested by any Lender, notify to all Parties any amendments which are required by such Lender to be made to this Schedule in order to comply with any change in law or regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	[Agent]
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:

Cemex – US$9,000,000,000 Acquisition Facilities Agreement

dated [•] December 2006 (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Transfer Certificate. Terms defined in the Facilities Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.5 (Procedure for transfer):
(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the schedule to this certificate in accordance with Clause 25.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [•].
(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the schedule to this certificate.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).
4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
5.	We confirm that we have carried out and are satisfied with the results of all compliance checks we consider necessary in relation to our participation in the Facilities.
6.	The New Lender confirms that it is not a U.S. Lender (and has not entered into a sub-participation agreement with a U.S. Lender in respect of the Commitment to be transferred pursuant hereto).
7.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, email, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [•].

[Agent]

By:

SCHEDULE 6

FORM OF ACCESSION LETTER

To:	[Agent]
From:	[Subsidiary] and [Company]

Dated:

Dear Sirs

Cemex – US$9,000,000,000 Acquisition Facilities Agreement

dated [•] December 2006 (the “Facilities Agreement”)

1.

[Subsidiary] agrees to become an [Additional Guarantor/Additional Borrower]* and to be bound by the terms of the Facilities Agreement and the other Finance Documents as an [Additional Guarantor/Additional Borrower]* pursuant to [Clause 26.3 (Additional Guarantors) / Clause 26.2 (Additional Borrowers)]* of the Facilities Agreement. [Subsidiary] is a limited liability company duly incorporated under the laws of [name of relevant jurisdiction] with registered number [•].

2.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No.:

Attention:

3.	This letter is governed by English law.
4.

Terms which are used in this Accession Letter which are not defined in this Accession Letter but are defined in the Facilities Agreement shall have the meaning given to those terms in the Facilities Agreement.

[This Accession Letter is entered into and delivered as a deed.]**

Signed by: .....................................	.....................................
[Company]	[Subsidiary]

NOTES:

*	Delete as appropriate.
**	If the Facilities are fully drawn there may be an issue in relation to past consideration for a proposed Additional Obligor. This can be overcome by acceding by way of deed.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	[•] as Agent
From:	[Company]
Dated:

Dear Sirs

Cemex – US$9,000,000,000 Acquisition Facilities Agreement

dated [•] December 2006 (the “Facilities Agreement”)

1.

We refer to the Facilities Agreement. This is a Compliance Certificate. Terms defined in the Facilities Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:
(a)

Pursuant to Clause 22.2 (Financial condition) the financial condition of the Group[1] as of [ ] evidenced by the consolidated financial statements for the financial year/two financial half years then ended comply with the following conditions:

(i)	Net Borrowings	EUR______________ (“A”)
comprising	EUR [Total Borrowings]

EUR [Liquid Investments]

(ii)	Adjusted EBITDA

comprising:

EUR [operating profit]

EUR [annual depreciation for fixed assets]

EUR [annual amortisation of intangible assets]

EUR [annual amortisation of start-up costs of the Group]

EUR [dividends received from non-consolidated companies]

EUR [dividends received from companies consolidated by the equity method]

EUR [Cemex Capital Contributions]

_________________________

1 To be deemed to include BidCo and its Subsidiaries in the period between the Acquisition of Target Date and the Acquisition of BidCo Date.

EUR [Income for use of CO2 Emission Rights (if not already included in operating profit)]

EUR [acquired business (i) operating income and (ii) depreciation and amortisation expense]

EUR ______________ (“B”)

A:B to be less than or equal to	3.5:1
(iii)	EBITDA	EUR ______________ (“B”)

Finance Charges

comprising	EUR [interest expenses]
EUR [other expenses]

EUR ______________ (“C”)

B:C to be greater than or equal to	3:1
(b)	As at the date of this Certificate the following Subsidiaries of the Group fall within the definition of Material Subsidiaries as set out in Clause 1.1 (Definitions):
(c)	As of [end of Relevant Period] the Consolidated Total Assets is: EUR [ ].
3.	We confirm that no Default is continuing.

Signed:	........................................
Authorised Signatory
of
Company

[insert applicable certification language]

........................................

For and on behalf of

[name of auditors of the Company]

SCHEDULE 8

TIMETABLES

	Loans in euro or US Dollars	Loans in other currencies
Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.5 (Conditions relating to Optional Currencies)	-	U-5
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or Selection Notice (Clause 11 (Interest Periods) and 6 (Optional Currencies))	U-3 11.00am	U-4 11.00am

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under paragraph of Clause 5.5 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.5 (Lenders’ participation)

	U-3 3.00pm	U-4 3.00pm
Agent determines amount of the Loan in Optional Currency in accordance with Clause 6.3 (Change of currency)	U-3 3.00pm	U-4 3.00pm
Agent determines amount of the Loan in Optional Currency in accordance with Clause 6.4 (Same Optional Currency during successive Interest Periods)	U-3 3.00pm	U-4 3.00pm
Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	U-2 9.30am	U-2 9.30am
Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	U- 2 10.30am	U- 2 10.30am

Agent determines amount of the Loan in Optional Currency converted into Base Currency in accordance with paragraph (b) of Clause 6.4 (Same Optional Currency during successive Interest Periods)	Business Day on which the Agent originally calculated the Base Currency Amount	Business Day on which the Agent originally calculated the Base Currency Amount
LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR	Quotation Day as of 11:00 a.m. London time
“U”	=	date of utilisation
“U - X”	=	X Business Days prior to date of utilisation

SCHEDULE 9

FORM OF LMA CONFIDENTIALITY UNDERTAKING

[Letterhead of Existing Bank]

To:

[insert name of Potential Lender]

Re:	The Facilities
Borrower: Cemex España, S.A: (the “Company”) Amount: US$9,000,000,000 Agent: The Royal Bank of Scotland plc	[insert name of Potential Lender]

Dear Sirs

We understand that you are considering participating in the Facilities. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking You undertake:
(a)

to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)

to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilit[y/ies];

(c)	to use the Confidential Information only for the Permitted Purpose;
(d)

to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilities.
2.	Permitted Disclosure We agree that you may disclose Confidential Information:

(a)

to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)

(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Company.
3.

Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.

Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.

Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Facilities or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc You acknowledge and agree that:
(a)

neither we, nor any member of the Group, nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)

we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.

No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.

Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	No Front Running
(a)	You agree that until primary syndication of the Facility has been completed and allocations released, you will not, and will procure that no other member of the Participation Group will:
(i)	undertake any Front Running;
(ii)

enter into (or agree to enter into) any agreement with any bank, financial institution or other third party which to your knowledge may be approached to become a syndicate member, under which that bank, financial institution or other third party shares any risk or participates in any exposure of any Lender under the Facility; or

(iii)	offer to make any payment or other compensation of any kind to any bank, financial institution or third party for its participation (direct or indirect) in the Facility.
(b)	Neither you nor any other member of the Participant Group has engaged in any Front Running:
(i)

if you or any other member of the Participant Group engages in any Front Running before the close of primary syndication we may suffer loss or damage and your position in future financings with us and the Company may be prejudiced; and

(ii)	if you or any other member of the Participant Group engages in any Front Running before the close of primary syndication we retain the right not to allocate to you a commitment under the Facility.

For the purpose “Front Running” means the process of:

(a)

communicating with any bank, financial institution or third party which, to its knowledge, may be approached to become a syndicate member with a view of encouraging, or with the result that such bank or financial institution is encouraged, to await the secondary market in respect of participation in the Facility; and/or

(b)	actually making a price (generally or to a specific bank, financial institution or third party) in respect of a participation in the Facility.
10.

Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Company and each other member of the Group.

11.	Third party rights
(a)	Subject to paragraph 6 and paragraph 9, the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.
(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 11 and the provisions of the Third Parties Act.
(c)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.
12.

Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

13.	Definitions In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to the Company, the Group, and the Facilities including, without limitation, the Information Memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Company and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

“Permitted Purpose” means considering and evaluating whether to enter into the Facilities.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

...................................

For and on behalf of

[Existing Lender]

To:	[Existing Lender]

The Company and each other member of the Group

We acknowledge and agree to the above:

...................................

For and on behalf of

[Potential New Lender]

SCHEDULE 10

EXISTING SECURITY

Company	Lender	Security	Total Principal Amount of Indebtedness Secured as of 30 September 2006 (millions of euro)
Cemex Inc	Hampton	Land related with the credit	0.13
Mineral Resource Technologies, Inc.	Met-South, Inc.	Ash storage facility	0.08
Cementownia Rudniki, S.A.	Société Générale	Leased equipment	3.84
Beton Prêt De L’Est	Société Générale	Leased equipment	9.91
A Beton Viacolor Térkö Rt. / Danubiusbeton Dunántúl Kft.	Raiffeisen Bank	Mortgage	0.01
Cemex, Latvia	Disko Leasing GmbH	Leased Equipment	0.07
Transbeton Lieferbeton	Raiffeisen Bank	Land related with the credit	3.35
Transportbeton Hütten GmbH & Co. KG	Dresdner Bank AG	Land related with the credit	0.07
Quarzsandwerk Wellmersdorf GmbH & Co. KG	Raiffesenbank	Land related with the credit	0.14
Wunder Kies GmbH & Co. KG	Kreissparkasse Schwarzenbek	Land related with the credit	0.55
Betonförderung Nordwest	Hanseatische Leasing	Leased equipment	0.07
Cemex Co, UK	ING	Leased equipment	39.44
Cemex Co, UK	Lloyds TSB	Leased equipment	5.13
TOTAL			62.79
Together with any Security over the assets of the Target Group as at the Acquisition of Target Date.

SCHEDULE 11

EXISTING NOTARISATIONS

Type of Agreement	Borrower/Guarantor	Maturity Date	Total Principal Amount of Indebtedness notarised as of 30 September 2006
Bilateral lines	Cemex España, S.A.	April 2007	EUR 3,005,060.52
TOTAL			EUR 3,005,060.52

SCHEDULE 12

MATERIAL SUBSIDIARIES

1.	Cemex, Inc.
2.	Cemex Construction Materials LP
3.	Cemex UK Operations Limited
4.	RMC France SAS
5.	Cemex Deutschland AG

SCHEDULE 13

EXISTING FINANCIAL INDEBTEDNESS

As of 30.09.06

Figures in millions of €*

BORROWER	INSTRUMENT	OUTSTANDING AMOUNT	FINAL MATURITY
CEMEX UK	Loan Notes	23.00	June 2005 - December 2009
	SUBTOTAL	23.00
CEMEX, INC.	SBLC T.E. Bonds*	33.98	Dec 2006 - April 2025
	Other debt	10.37	Between 2006 - 2011
	SUBTOTAL	44.35
CEMEX INVESTMENTS LIMITED	Long term debt with credit entities	57.08	Between 2006 - 2017
	Short term debt with credit entities	27.32
	SUBTOTAL	84.40
GESTIÓN FRANCAZAL ENTERPRISES SAS	Long term debt with credit entities	9.36	Between 2006 - 2013
	Short term debt with credit entities	9.35
	Other short term debt	5.19
	Other debt	0.11
	SUBTOTAL	24.00
PUERTO RICAN CEMENT COMPANY	Credit Line (US$25mm)	20.29	November 2010
	Credit Line (US$30mm)	23.66	August 2008
	SUBTOTAL	43.95
OTHER COMPANIES	Credit Lines	18.84
	SUBTOTAL	18.84
	TOTAL DEBT	238.54

Together with the Existing Target Debt.

_________________________

* Stand by letters of credit over tax-exempt bonds. Maturities shown correspond to these bonds. SBLC renewed on an annual basis.

SIGNATURES

THE COMPANY AND ORIGINAL BORROWER

CEMEX ESPAÑA, S.A.

By:	/s/ Javier Garcia
Name:	JAVIER GARCIA
Address:	Calle Hernández de Tejada No. 1

Madrid 28027

Spain

Fax:	+34 91 377 6500
Attention:	Finance Department - Hector Vela

THE ARRANGER

CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ Paul Gibbs
Name:	PAUL GIBBS
Address:	Citigroup Centre,

33 Canada Square,

Canary Wharf,

London E14 5LB

Fax:	+ 44 20 7986 8278

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Janin Campos
Name:	JANIN CAMPOS
Address:	135 Bishopsgate, London, EC2M 3UR
Fax:	+44 207 085 5143
Attention:	Janin Campos

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Jose aria Sagardoy	/s/ Natalia Gonzalez
Name:	JOSE MARIA SAGARDOY	NATALIA GONZALEZ
Address:	Via de los Poblados,

28033 Madrid, Spain*

Fax:	+34 91 5370624
Attn:	Natalia González and Miguel Castillo

THE AGENT

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Janin Campos
Name:	JANIN CAMPOS
Address:	135 Bishopsgate, London, EC2M 3UR
Fax:	+44 207 085 4564
Attention:	Nick Watkins

THE LENDERS

CITIBANK INTERNATIONAL PLC

By:	/s/ Mar Turrado
Name:	MAR TURRADO
Address:	Citigroup Centre,

33 Canada Square,

Canary Wharf,

London E14 5LB

Fax:	+48 22 692 9940
Attn:	Marcin Szostak / Magdalena Ulanowska / Wiola Zareba / Bogdan Danowski

_________________________

* Address for notices updated here and overleaf from version signed.

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Janin Campos
Name:	JANIN CAMPOS
Address:	c/ Jose Ortega y Gasset, 7, 28006, Madrid, Spain
Fax:	+34 91 43 85 307
Attention:	Antonio Casteleiro

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Jose Maria Sagardoy	/s/ Natalia Gonzalez
Name:	JOSE MARIA SAGARDOY	NATALIA GONZALEZ
Address:	Via de los Poblados,

28033 Madrid, Spain

Fax:	+34 91 5370624
Attn:	Natalia González and Miguel Castillo

THE OTHER LENDERS LISTED IN PART II OF SCHEDULE 1 (THE ORIGINAL PARTIES) WERE PARTY TO THE SYNDICATION AND AMENDMENT AGREEMENT DATED 21 DECEMBER 2006 REFERRED TO ON THE FRONT COVER: